As filed with the Securities and Exchange Commission on February 21, 2003

Registration No. 333-37904

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 2
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
GUITRON INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	3931	51-0397012
State of Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number

1530 9th Avenue SE
Calgary, Alberta, Canada T2G 0T7
(403) 693-8000
(Address and telephone number of principal executive offices and principal place of business)

W. Scott Lawler, Esq.
1530 9th Avenue SE
Calgary, Alberta, Canada T2G 0T7
403-693-8014
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to public: March 1, 2003.

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)
Common Stock, $.001 par value	1,000,000	$1.00	$1,000,000
Common Stock, $.001 par value	3,302,910 (2)	($1.00)	$3,302,910
TOTAL	3,302,910	($1.00)	$3,302,910

(1) Estimated solely for purposes of calculating the registration fee.
(2) Represents shares to be offered by Selling Stockholders.

CROSS REFERENCE SHEET

Cross Reference Sheet Showing Location in Prospectus of Information Required by Items of the Form Pursuant to Rule 404(a)
Form SB-2 Item No. And Heading	Prospectus Caption
Front of Registration Statement and Outside Front Cover of Prospectus	Facing Page of Registration Statement, Outside Front Cover Page of Prospectus
Inside Front and Outside Back Cover Pages of Prospectus	Inside Front Cover Page of Prospectus; Outside Back Cover Page of Prospectus
Summary Information and Risk Factors	Prospectus Summary; Risk Factors
Use of Proceeds	Use of Proceeds
Determination of Offering Price	Outside Front Cover Page of Prospectus; Risk Factors
Dilution	Dilution
Selling Security Holders	Prospectus Summary; Plan of Distribution; Selling Stockholders
Plan of Distribution	Outside Front Cover Page of Prospectus; Prospectus Summary; Plan of Distribution; Selling Stockholders
Legal Proceedings	Description of Business
Directors, Executive Officers, Promoters and Control Persons	Directors and Executive Officers
Security Ownership of Certain Beneficial Owners and Management	Principal Stockholders
Description of Securities	Description of Securities
Interest of Named Experts and Counsel	Experts
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Disclosure of Commission Position on Indemnification for Securities Act
Organization with Last Five Years	Description of Business; Certain Relationships and Related Transactions
Description of Business	Description of Business; Risk Factors
Management's Discussion and Analysis or Plan of Operation	Plan of Operation
Description of Property	Description of Business
Certain Relationships and Related Transactions	Certain Relationships and Related Transactions
Market for Common Equity and Related Stockholder Matters	Outside Front Cover Page of Prospectus; Prospectus Summary; Risk Factors; Market for Common Equity and Related Stockholder Matters; Description of Securities; Plan of Distribution
Executive Compensation	Executive Compensation; Certain Transactions
Financial Statements	Financial Statements
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

PROSPECTUS

4,302,910 Shares of Common Stock

GUITRON INTERNATIONAL INC.

Shares Offered by Guitron International Inc.
	PER SHARE	TOTAL
Public Offering Price	$1.00	$1,000,000
Proceeds to Guitron International Inc.	$1.00	$1,000,000

Shares Offered by Shareholders of Guitron International Inc.
	PER SHARE	TOTAL
Offering Price	$1.00	$3,302,910
Proceeds to Guitron International Inc.	$ 0	$ 0

Investing in our common stock involves risks. See "Risk Factors" beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Holladay Stock Transfer Company, Inc. will act as transfer agent for the shares sold by the Company under this Prospectus. Holladay's address and telephone number are:

2939 North 67th Place
Scottsdale, Arizona 85251
(480) 481-3940

The date of this Prospectus is February 21, 2003

TABLE OF CONTENTS PAGE

Prospectus Summary

Selected Financial Information

Where You Can Get More Information

Forward Looking Statements

Risk Factors

Risks Related to Our Business and the Business of Guitron Corporation

Risks Related to Our Financial Condition and the Financial Condition of Guitron Corporation

Risks Related to Our Stock

Pro Forma Financial Information

Use of Proceeds

Market for Our Common Stock and Related Stockholder Matters

Dilution

Capitalization

Dividend Policy

Plan of Operation

Description of Business

Directors and Executive Officers

Executive Compensation

Certain Relationships and Related Transactions

Security Ownership of Certain Beneficial Owners and Management

Selling Stockholders

Description of Securities

Plan of Distribution

Shares Eligible for Future Sale

Disclosure of Commission Portion on Indemnification for Securities Act Liabilities

Experts

Additional Information

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Financial Statements

5 7 7 8 8 8 10 11 12 12 12 13 13 13 14 14 20 22 23 25 27 30 31 33 33 33 33 33 1-26

3 and 4

PROSPECTUS SUMMARY

This summary highlights important information about our business and about this offering. Since it is a summary, it does not contain all the information you should consider before investing in our common stock. In this prospectus, unless the context requires otherwise, "we", "us" and "the Company" refer to Guitron International Inc.

Our Business

We have had no operating revenues and have financed all of our operations from loans, Canadian government grants, research and development tax credits, and sales of our capital stock to affiliated parties and private investors. More detailed information respecting these sources of financing can be found in the "Description of Business" and "Certain Relations and Related Transactions" sections of this prospectus. Funds received from these sources enabled us to complete, in March 2000, initial development of the first production models of the Guitron, a computerized and electronic musical instrument that looks and feels like a real guitar. Since that time, we have engaged in additional research and development for the purpose of further refining the instrument and simplifying the manufacturing process.

As at July 31, 2002, since our inception we had incurred losses of approximately $1,629,357. These losses can be expected to continue until we achieve commercial acceptance of the Guitron and effectively manage all aspects of our anticipated growth. No assurance can be given that we will be successful in these endeavors. We have limited liquidity and capital resources and are dependent upon the proceeds of this offering to increase product inventory levels and marketing capabilities. The report of our independent accountants included within our audited financial statements contains a qualification respecting our ability to continue as a growing concern. More detailed information respecting our operating results can be found in our "Plan of Operation".

We are a development stage company formed for the sole purpose of acquiring Guitron Corporation, a Quebec corporation formed on August 20, 1997. In September 2002, our principal executive offices were moved to 1530 9th Avenue SE, Calgary, Alberta, T2G 0T7. Our telephone number is 403-693-8000. Previously, our offices were located at 38 Place Du Commerce, Suite 230, Nun's Island, Montreal, Quebec Canada H3E 1T8. Since our inception, we have conducted no business other than that related to our formation and initial organization.

Our acquisition of Guitron Corporation is anticipated to take place no later than February 28, 2003. As of January 31, 2003, Guitron Corporation had 3,002,358 shares and 435,000 stock options issued and outstanding. In accordance with the acquisition: Each outstanding share of Guitron Corporation will be exchanged for 3.25 common shares of our Company.

435,000 stock options of Guitron Corporation, which represent all of the issued and outstanding stock options of Guitron Corporation, will become exercisable for an aggregate of 1,413,750 shares of our common stock. Additionally, the post-acquisition per share option exercise price will be reduced by dividing the per share exercise price in effect before the acquisition by 3.25 such that following the acquisition, each option holder will be able to exercise each of their options for 3.25 shares of our common stock at the same price it would have cost to exercise the option to purchase one share of Guitron Corporation before the acquisition.

More detailed information respecting this acquisition can be found in the "Description of Business" section of this prospectus under the heading "Acquisition of Guitron Corporation"

There is no minimum purchase amount for the offering of the shares made by the Company under this prospectus. The acquisition of Guitron Corporation has been accounted for as a reverse acquisition. Previous versions of this prospectus filed with the Securities and Exchange Commission contained information as of July 31, 2001, as if Guitron Corporation had already been acquired since it was anticipated at that time that such acquisition would take place immediately. However, various factors delayed the acquisition of Guitron Corporation, which have now been resolved. We anticipate acquiring Guitron Corporation no later than February 28, 2003. The financial statements of Guitron Corporation and pro-forma statements showing the effects of such acquisition will be filed in a Form 8K no later than 60 days from the date of the acquisition. For purposes of this current version of this prospectus, all financial information is presented as of July 31, 2002, since the acquisition is not yet finalized.

Guitron Corporation is a development stage company which is poised to launch a unique, patented musical instrument known as the Guitron. Guitron Corporation has had no operating revenues since its inception and has financed all of its operations from loans, Canadian government grants, research and development tax credits, and sales of its capital stock to affiliated parties and private investors. Funds received from these sources enabled Guitron Corporation to complete initial development of the first production models of the Guitron in March 2001. Since that time, Guitron Corporation has engaged in additional research and development for the purpose of further refining the instrument and simplifying the manufacturing process.

The Guitron represents a new development respecting one of the world's oldest and most popular musical instruments, the guitar. It preserves the natural beauty of the guitar while simplifying the playing. The Guitron closely resembles and possesses the characteristics of a traditional guitar. It is in fact an enhanced guitar and maintains the pleasurable function of strumming while eliminating certain of the complexities of the traditional guitar including the need to learn the complicated fingerboard positions necessary to produce a musical chord. The Guitron is a self-contained battery operated instrument and contains a patent pending speakerless system, together with a unique combination of software and hardware. The Guitron relies on its on-board computer to provide recognition of the position of the finger on the fingerboard, assigning chord notes to it and creating sound. The sounds generated by the Guitron are pre-programmed into the instrument's memory.

Growth Strategy

Our business objective is to be a leading, branded manufacturer of high quality musical instruments including, but not limited to, the Guitron. At the present time, however, we have no musical products under development other than the Guitron. The key elements of our strategy to accomplish our objectives include the following:

- Create a Reputation as a Manufacturer of High Quality Musical Instruments.

- Establish Strong Brand Name Recognition. We intend to establish brand name recognition through aggressive public relations and mass market advertising.

- Establish a Broad Customer Base. Through aggressive mass marketing advertising, and product quality and reliability, we intend to raise consumer awareness of the Guitron and other products we may develop in the future.

- Offer New Products and Services

- Develop and Maintain Strategic Relationships with Hardware and Software Contractors and Parts Suppliers

- Maintain and Improve Technological Focus and Expertise.

The Offering

Common Stock Offered By The Company -There is no minimum amount of this offering. The offering period shall continue until fully subscribed or June 30, 2003, which ever comes first. We are offering up to 1,000,000 shares of our common stock at a price of $1.00 or such other price or prices as the market may dictate.

Symbol and Trading Market -We have not yet applied to the NASD for quotation on the Over-the-Counter/Bulletin Board quotation system, but intend to do so shortly. Until then, there will be no public market in the shares.

Transfer Agent - Holladay Stock Transfer Company Inc. is acting as transfer agent for the purpose of receiving and disbursing to us the proceeds from this offering.

Offering Period and Terms of Subscription, Sale and Escrow - All subscription payments, which are irrevocable, will be deposited in a non- interest bearing account by the escrow agent. This offering upon acceptance by the Company, will be immediately available to the Company for its use. It is anticipated that the initial closing under this offering would take place on or before April 30, 2003, and subsequent closings shall take place thereafter as the Company deems necessary.

Subscription Procedures - To purchase our common stock you should make your money order, certified, bank or cashier's check payable to "Guitron International Inc." You must also provide us with a completed subscription agreement.

Risk Factors - The shares offered hereby involve a high degree of risk. You should carefully review the entire prospectus and particularly, the section entitled "Risk Factors" beginning on page 8.

Common Stock Offered By Selling Stockholders -3,302,910 shares of common stock.

Common Stock to be Outstanding After this Offering -5,078,582shares (assuming the maximum number of shares offered hereby are subscribed for and sold; this does not take into consideration the effect of the acquisition of Guitron Corporation.

Use of Proceeds - We intend to use the net proceeds from this offering for sales and marketing expenses, to purchase product inventory, and for general corporate purposes. See "Use of Proceeds."

SELECTED FINANCIAL INFORMATION

The following table sets forth selected financial information regarding the Company for the years ended July 31, 2002, July 31, 2001 and the period from inception (December 6, 1999) to July 31, 2002. The audited financial statements of Guitron Corporation for the years ended July 31, 2002 and 2001 and the pro-forma statements of the Company showing the effect of the acquisition of Guitron Corporation shall be filed in a Form 8-K no later than sixty (60) days from the acquisition of Guitron Corporation. All of the information presented in this prospectus was derived from our audited financial statements appearing elsewhere in this prospectus. You should read this selected financial information in conjunction with our plan of operation, financial statements and related notes to the financial statements, each appearing elsewhere in this prospectus. See . Please do not assume that the results below indicate results we will achieve in the future.

We anticipate closing the acquisition of Guitron Corporation no later than February 28, 2003. The principal reason for the structure of this acquisition is to take advantage of the laws of the State of Delaware. See "Business - Acquisition of Guitron Corporation".

Income Statement Data:
	Year Ended July 31, 2002	Year Ended July 31, 2001	Cumulative Period From December 6, 1999 to July 31, 2002
Revenues	0	0	0
Net Income (Loss)	(617,906)	(388,672)	(1,388,392)
Net Income (Loss) Per Share	(0.19)	(0.16)	(0.58)
Weighted Average Number of Shares Outstanding	3,256,201	2,605,519	2,774,154

Balance Sheet Data:
	July 31, 2002	July 31, 2001
Current Assets	1,665	72,332
Total Assets	74,190	137,185
Current Liabilities	332,907	214,442
Total Liabilities	332,907	214,442
Stockholders' Equity (Deficit)	(258,717)	(77,257)

WHERE YOU CAN GET MORE INFORMATION

At your request, we will provide you, without charge, with a copy of any information incorporated by reference in this prospectus. If you want more information, write or call us at:

Guitron International Inc.
1530 9th Avenue SE
Calgary, Alberta, Canada T2G 0T7
Tel: 403-693-8000
Fax: 403-272-3620

Our fiscal year ends on July 31st. We intend to furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we intend to file annual, quarterly, and current reports, or other information with the SEC as required by the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

FORWARD LOOKING STATEMENTS

This prospectus contains statements which represent our expectations or beliefs for the future. Forward looking statements include statements about the future of the music products industry, statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus forward looking statements are generally identified by the words "believe", "expect", "anticipate", "estimate", "project", "intend", and similar expressions. These statements by their nature involve substantial risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those expressed in, contemplated by or underlying any forward-looking statements. Statements in this prospectus, including without limitation those contained in the sections entitled "Risk Factors", "Plan of Operation", "Business", and in the Notes to our Financial Statements, describe factors, among others, that could contribute to or cause such differences.

RISK FACTORS

The securities offered by this prospectus are speculative and involve a high degree of risk. Accordingly, you should carefully consider the following factors before making a decision to invest.

Risks Related To Our Business And The Business of Guitron Corporation

We Have No Operating History For You To Use To Evaluate Our Business.

We have no operating history for you to use to evaluate either our business or the business of Guitron Corporation. We have devoted almost all of our efforts to the acquisition of Guitron Corporation which we anticipate completing before February 28, 2003, although no assurance can be given that this will occur.

Guitron Corporation Has No Operating History For You To Use To Evaluate Its Business.

Guitron Corporation has devoted almost all of its time and resources on developing the Guitron and very little time and expense to marketing and sales. Marketing activity in Guitron Corporation commenced briefly in March 2001 and they anticipate making sales in the second or third quarter of year 2003, although no assurance can be given that this will prove to be the case. Guitron Corporation has not yet made any sales and its products have no history of customer acceptance and use. Guitron Corporation is at an early stage in its development and it is possible that its products may not sell in the volumes or at the prices that Guitron Corporation anticipates. If that occurs, Guitron Corporation would receive less than the projected income from sales of its products and its profitability would suffer.

Guitron Corporation Needs To Initiate Or Expand It's Manufacturing, Marketing And Sales Operations. These Activities Will Strain Its Resources, And Failure To Effectively Manage The Implementation And Growth Of Its Business Could Disrupt Its Operations And Prevent It From Generating The Revenues Guitron Corporation Expects.

Guitron Corporation will have to commence its manufacturing, marketing and sales operations in order to successfully implement its business strategy. This will involve the establishment of manufacturing and marketing infrastructures and the development of efficient delivery systems. Because Guitron Corporation has yet to make any Guitron sales, these infrastructures and systems are not yet in place. If Guitron Corporation is successful in commencing commercial operations, they may then experience rapid growth, requiring them to manage multiple relationships with various wholesalers and retailers of its products, vendors of supplies and raw materials, and other third parties. The implementation of operations and the subsequent expansion of such operations, which may follow, can be expected to strain their management, operational, financial, and technological resources. If Guitron Corporation fails to manage its growth in a manner that minimizes these strains on its resources it could disrupt Guitron Corporation's operations and ultimately prevent them from generating the revenues they expect. The successful implementation and growth of Guitron Corporation's business will also depend on its ability to attract and retain qualified employees and consultants. If they fail to manage their growth successfully, their business and the business of Guitron International will suffer.

The Guitron Is Guitron Corporation's Only Product. If It Does Not Achieve Broad Market Acceptance, Guitron Corporation's Anticipated Future Revenue Growth And Profitability Will Suffer.

Guitron Corporation has yet to make any sales of the Guitron, which is its only product. Guitron Corporation has no potential sources of revenues from anything other than anticipated sales of the Guitron and certain proposed accessory products. Guitron Corporation has not conducted any formal market studies regarding the probable market acceptance of the Guitron and therefore has no basis for predicting the potential demand for this new musical instrument. Accordingly, Guitron Corporation cannot give any assurance that sufficient market penetration can be achieved so that it can operate profitably. If the Guitron is not accepted, or if its acceptance develops more slowly than expected, the business of Guitron Corporation and our business will be materially and adversely affected.

Guitron Corporation Has Not Yet Obtained All Of The Patents For Which It Has Applied. Therefore, They May Not Be Able To Protect Their Technology.

The success of Guitron Corporation's proposed business will depend in part upon its ability to protect its proprietary Guitron technology. Guitron Corporation has filed patent applications seeking U.S., Canadian, and international patent protection. On February 20, 2001, a US patent was granted to Guitron Corporation for its patent titled "electronic stringed musical instrument" (Patent No.: US 6,191,350 B1). While Guitron Corporation expects that its other patents will be granted, they are unable to give any assurance that this will in fact be the case. Nor can they predict how long the patent review process will take. Even if Guitron Corporation's other patents are granted, there can be no assurance that they will provide meaningful protection over competing products or that they will have the resources to defend them by bringing patent infringement or other proprietary rights actions.

If Guitron Corporation Is Unable To Compete Effectively With Traditional Acoustic And Electric Guitars, They Will Not Be Able To Generate Revenues Or Profits.

Guitron Corporation's ability to generate revenues and operate profitably will be directly related to its ability to compete effectively with traditional acoustic and electric guitars. Although Guitron Corporation believes that the Guitron is a unique musical instrument with distinct advantages over conventional acoustic or electric guitars, it will face competition from traditional guitar manufacturers, virtually all of who are larger and have substantially more assets and resources than Guitron Corporation. Guitron Corporation's future success will depend, to a significant extent, on a number of factors, including the public's acceptance of the Guitron and its ability to successfully develop and exploit such acceptance. Guitron Corporation can give no assurance that it will be able to overcome the competitive disadvantages it faces as a small company with limited capital and without a history of successfully developing and marketing musical instruments, technology, devices or products.

Since Guitron Corporation Will Manufacture Our Products In Either Canada or Overseas And Sell Them In The United States And Canada, Its Business Will Be Affected By Currency Exchange Rates And Other Factors.

Guitron Corporation intends to produce its products in either Canada or overseas in Asia. This will make them subject to various risks associated with international operations. These include changes in currency exchange rates, which will affect any payments to or by Guitron Corporation, which are made or valued in currency other than United States dollars. If and when Guitron Corporation begins selling its products in the United States, it may also be affected by changes in tariff rates and possible instability of the political climate or economic environment outside of the United States. This could have an adverse effect on Guitron Corporation's revenues or asset values in terms of the U.S. dollar. To a lesser extent social, political and economic conditions could cause changes in applicable laws and regulations relating to foreign investment and trade.

We Have Entered, And In The Future We May Continue To Enter, Into Transactions With Related Parties; All Such Transactions May Involve Inherent Conflicts Of Interest.

Since our inception, we have on several occasions entered into transactions with our officers, directors, principal shareholders and other affiliated parties including those transactions discussed in the "Certain Transactions" section of this filing. While all such transactions may involve inherent conflicts of interest, we believe that in every case, they were made on terms as fair as those obtainable from independent third parties. However, no assurance can be given that this was, in fact, the case. We have adopted a policy, which, among other things, requires all material transactions with affiliated parties to be approved by a majority of the directors who do not have an interest in the transaction.

Guitron Corporation Has Entered, And In The Future, May Continue To Enter Into Transactions With Related Parties; All Such Transactions May Involve Inherent Conflicts Of Interest.

Since Guitron Corporation's inception, it has on several occasions entered into transactions with its officers, directors, principal shareholders and other affiliated parties including those transactions discussed in the "Certain Transactions" section of this filing. While all such transactions may involve inherent conflicts of interest, Guitron Corporation believes that in every case, they were made on terms as fair as those obtainable from independent third parties. However, no assurance can be given that this was, in fact, the case. Guitron Corporation has adopted a policy, which, among other things, requires all material transactions with affiliated parties to be approved by a majority of the directors who do not have an interest in the transaction.

Guitron Corporation's And Our Future Success Is Dependent On The Performance And Continued Service Of Our Mutual President, Other Officers And Other Key Employees And Our Ability To Attract And Retain Skilled Personnel.

Guitron Corporation's and our performance and future operating results are substantially dependent on the continued service and performance of Paul Okulov, who is president of both companies. To the extent that Mr. Okulov services become unavailable, Guitron Corporation's and our business and prospects may be adversely affected. Mr. Okulov has been instrumental in the development of the Guitron and had a fixed term agreement with Guitron Corporation through his company IPR Innovative Products Resources Ltd., which expired on February 1, 2002. We are currently in negotiations with Mr. Okulov to retain his services through Guitron International. Should Guitron Corporation or we not be able to retain Mr. Okulov's services, Guitron Corporation and we do not know whether an equally qualified person could be employed to replace Mr. Okulov. Neither Guitron Corporation nor we currently maintain "key man" insurance for any executive officers or other key employees and have no intentions of obtaining this type of insurance. If Guitron Corporation is successful in implementing and developing its business, it will require additional managerial and technical personnel. Competition for highly qualified personnel is intense, and Guitron Corporation cannot assure that it can retain its key employees or that it will be able to attract or retain highly qualified technical and managerial personnel in the future. The loss of the services of any of Guitron Corporation's or our senior management or other key employees and the potential inability to attract and retain the necessary technical and managerial personnel could have a material adverse effect on Guitron Corporation's and our financial condition, operating results, and cash flows.

Risks Related To Our Financial Condition And The Financial Condition of Guitron Corporation

We Will Need Additional Financing Which May Not Be Available And, If Available, Might Only Be Available On Unfavorable Terms.

We currently have no operating capital making it necessary for us to raise funds through further equity or debt financings until such time, if ever, as we are able to operate profitably. There is no assurance that we will be able to obtain it on terms beneficial to us, if at all.

Guitron Corporation Will Need Additional Financing Which May Not Be Available If We Are Unable To Obtain Additional Financing.

Guitron Corporation currently has no operating capital. Post-acquisition, Guitron Corporation's future operating capital will be obtained through Guitron International. Should we be unable to obtain outside funding, Guitron Corporation may be prevented from commencing commercial operations.

Guitron Corporation Expects A Substantial Increase In Expenses And May Not Achieve Significant Profitability, Post-Acquisition, This May Cause Our Stock Price To Fall.

Because of Guitron Corporation's early stage of development, it expects to continue to incur operating losses and to have a negative cash flow unless and until it is able to generate substantial revenues and reach profitability. Guitron Corporation expects that during the next twelve months, as it tries to launch the Guitron and related products; its operating expenses will be increasing, especially in the areas of sales and marketing and brand promotion. Guitron Corporation anticipates that it will have to incur substantial costs and expenses related to:

- hiring additional executive and administrative personnel, and additional product development personnel;

- continued development of the Guitron and the development of proposed accessory products;

- advertising, marketing, and promotional activities.

The extent of Guitron Corporation's losses in the future will depend on its ability to commence commercial operations and generate revenues on a profitable basis. To do so, it will have to develop and implement successful manufacturing, sales, and marketing programs for the Guitron. No assurance can be given that Guitron Corporation will be able to achieve this objective or that, if this objective is achieved, that it will ever be profitable. Guitron Corporation's ability to achieve profitability and to sustain it will depend on its ability to generate and sustain substantial revenues while maintaining reasonable expense levels. Although Guitron Corporation intends to increase its spending on the activities listed above, these efforts may not result in the generation of sufficient revenues which will have a direct impact on our revenues which may have a subsequent impact on our stock price.

Both We And Guitron Corporation Have A Negative Net Worth, Have Incurred Losses From Inception, And Expect To Incur Losses In The Future. This Could Drive The Price Of Our Stock Down.

Both we and Guitron Corporation have never generated any revenues from operations. Instead we and Guitron Corporation have been dependent on debt and equity funding from lenders and investors to allow us to conduct developmental operations. Both Guitron Corporation and Guitron International have therefore incurred losses from inception.

As of July 31, 2002, we had an accumulated deficit of $1,629,357 and we anticipate that we will continue to incur net losses for the foreseeable future unless and until Guitron Corporation is able to establish profitable business operations. As at July 31, 2002, we had total current assets of $72,524 and total current liabilities of $312,907 or a negative working capital of approximately $240,383.

As of January 31, 2002, Guitron Corporation had an accumulated deficit of $2,349,268 and it anticipates that it will continue to incur net losses for the foreseeable future unless and until it is able to establish profitable business operations. As at January 31, 2002, Guitron Corporation had total current assets of $135,738 and total current liabilities of $1,772,616 or a negative working capital of approximately $ 686,598.

If Guitron Corporation fails to establish profitable operations and continues to incur losses; the price of our common stock could be expected to fall.

We Received An Opinion From Our Accountants As Of February 4, 2003 Which Raises Doubt About Our Ability To Continue As A Going Concern.

Our audited financial statements for the year ended July 31, 2002, which are included in this filing, indicate that there was substantial doubt as of February 4, 2003 about our ability to continue as a going concern due to our need to generate cash from operations and obtain additional financing. In addition to the very real risk to our ability to successfully acquire Guitron Corporation and for Guitron Corporation to launch its business operations, which our accountants have thus expressed, this type of "going concern" qualification in our accountant's report can have a negative effect on the price of our stock. If we fail to manage our business in a manner that minimizes these strains on our resources, it could disrupt our operations and ultimately prevent us from generating the revenues we expect.

Risks Related To Our Stock

We Are Not, And May Never Be, Eligible For NASDAQ Or Any National Stock Exchange.

We are not presently, and it is likely that for the foreseeable future we will not be, eligible for inclusion in NASDAQ or for listing on any United States national stock exchange. To be eligible to be included in NASDAQ, a company is required to have not less than $4,000,000 in net tangible assets, a public float with a market value of not less than $5,000,000, and a minimum bid of price of $4.00 per share. At the present time, we are unable to state when, if ever, we will meet the NASDAQ application standards. Unless we are able to increase our net worth and market valuation substantially, either through the accumulation of surplus out of earned income or successful capital raising financing activities, we will never be able to meet the eligibility requirements of NASDAQ.

Our Board of Directors Can Issue Additional Shares Of Our Common Stock Without The Consent Of Any Of Our Shareholders; This Could Result In The Dilution Of Your Voting Power And Could Decrease The Value Of Your Shares.

Post-acquisition of Guitron Corporation, we will have 9,250,868 authorized but unissued shares of common stock of which 1,413,750 will be reserved for issuance upon exercise of outstanding stock options. Our board of directors has the power to issue any or all of these shares without shareholder approval. If we issue any additional common shares, the percentage of ownership and the voting power of each other common share will be proportionately reduced and the book value or market price of the outstanding common shares could also be reduced.

Our Common Stock Is A "Penny Stock," And Compliance With Requirements For Dealing In Penny Stocks May Make It Difficult For Holders Of Our Common Stock To Resell Their Shares.

If a public market develops for our common stock, it will be in what is known as the over-the-counter market and, trading of our stock will be quoted in the Over-the-Counter Bulletin Board of the NASD. At least for the foreseeable future, our common stock will be deemed to be a "penny stock" as that term is defined in Rule 3a51-1 under the Securities Exchange Act of 1934. Rule 15g-2 under the Exchange Act requires broker/dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain from these investors a manually signed and dated written acknowledgement of receipt of the document before effecting a transaction in a penny stock for the investor's account. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or otherwise, which could have a material adverse effect on the liquidity and market price of our common stock.

Penny stocks are stocks:

- with a price of less than $5.00 per share; or

- that are not traded on NASDAQ or a national securities exchange;

- Penny stock are also stocks which are issued by companies with net tangible assets of less than:

- $2.0 million (if the issuer has been in continuous operation for at least three years); or

- $5.0 million (if in continuous operation for less than three years); or

- average revenue of less than $6.0 million for the last three years.

PRO FORMA FINANCIAL INFORMATION

We were formed on December 6, 1999 for the specific purpose of acting as a holding company for Guitron Corporation, which we will acquire and operate as a wholly owned subsidiary. We expect to effect the acquisition of Guitron Corporation no later than February 28, 2003, in accordance with the terms described under "Description of Business - Acquisition of Guitron Corporation". All of our activities to date have related to our formation, this offering and our future effectuation of the acquisition. All operations to date respecting the development of the Guitron have been, and all future operations respecting further development, marketing and sale of the Guitron and related products will be, conducted through Guitron Corporation. Based upon the foregoing, the audited financial statements contained herein for the two years ended July 31, 2002 and 2001 relate only to Guitron International Inc. as the acquisition of Guitron Corporation is not assured as of the date of this prospectus. We shall file audited financial statements of Guitron Corporation for its last two fiscal years and pro forma financial statements showing the effect of acquiring Guitron Corporation within 60 days of such acquisition. Accordingly, and as a consequence of the existing conditions preceding our acquisition of Guitron Corporation, no pro forma financial information is required.

USE OF PROCEEDS

The Selling Shareholders are selling their shares covered by this prospectus for their own accounts. Accordingly, we will not receive any proceeds from the resale of their shares. We will however, receive proceeds from the sale of shares made on behalf of the Company by our officers. The net proceeds to us from the offering, after deducting offering related expenses, is estimated to be approximately $960,000 if all 1,000,000 shares offered are sold. This assumes a sales price of $1.00 per share, which cannot be assured. We intend to use the net proceeds from the offering in the approximate amounts shown below for the purposes listed, in order of priority:
Working Capital	$75,000
Working Capital and debt repayment of Guitron Corporation	$895,000

None of the expenditures described above constitute a firm commitment by us. Projected expenditures are estimates or approximations only. Future events, including changes in the economic climate or in our planned business operations, including the success or lack of success of our intended business activities, could make shifts in the allocation of funds necessary or desirable. Any shifts of this nature will be at the discretion of our board of directors.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

As of the date of this report, no public market has ever existed for our shares.

As of January 31, 2003, there were 56 shareholders of record of the Company's common stock.

During the last two fiscal years, no cash dividends have been declared on our common stock and management does not anticipate that dividends will be paid in the foreseeable future.

We have no equity compensation plans in effect and have not issued any securities under any equity compensation plan.

DILUTION

The following discussion assumes that we acquired Guitron Corporation as of July 31, 2002. It does not assume the exercise of then outstanding options of Guitron Corporation, the exercise of which would result in further dilution to investors in this offering. The following discussion also assumes that the net proceeds to us will be $1,000,000 if the maximum number of shares offered hereunder is sold.

At July 31, 2002, we had a net tangible book value of $(258,717) or $(0.019) per share. Net tangible book value per share represents the amount of our total tangible assets, minus total liabilities, divided by the 13,836,246 shares then outstanding. After giving effect to the sale of the maximum number of Shares offered hereby (1,000,000 shares), the pro forma net tangible book value at July 31, 2002 would have been $0.05 per share, representing an immediate increase of $0.069) per share to present stockholders and an immediate dilution of $0.95 per share to the public stockholders from the public offering price. "Dilution" per share represents the difference between the public offering price and the net tangible book value per share after the Offering.

The following table illustrates the per-share dilution to be incurred by public stockholders from the public offering price if the maximum number of Shares offered hereby (1,000,000 Shares) are sold.
Assumed public offering price	$1.00
Net tangible book value per share before Offering	$(0.019)
Increase attributable to public stockholders	$0.069
Pro forma net tangible book value after Offering	$0.05
Dilution to public stockholders	$0.95

CAPITALIZATION

The following table sets forth, as of July 31, 2002, (a) the capitalization of our Company and (b) the capitalization of our Company on an as adjusted basis to give effect to the sale of the maximum number of shares offered after deducting estimated expenses of the offering.

	July 31, 2002 As adjusted

Long-term debt, including current portion	$ 0	$ 0
Common stock, $.001 par value; 20,000,000 shares authorized, 3,459,160 shares outstanding, 4,459,160 shares outstanding	3,460	4,460
Additional paid-in capital	1,367,180	2,366,180
Accumulated deficit	(1,629,357)	(629,357)
Unrealized gain on foreign exchange
Total Stockholders' equity	(258,717)	(741,283)

 DIVIDEND POLICY

We have never paid any dividends on our common stock. We do not intend to declare or pay dividends on our common stock, but to retain our earnings, if any, for the operation and expansion of our business. Dividends will be subject to the discretion of our board of directors and will be contingent on future earnings, if any, our financial condition, capital requirements, general business conditions and other factors as our board of directors deem relevant.

PLAN OF OPERATION

We currently have no cash or other liquid assets to satisfy our cash requirements for the next twelve months. We will have to raise additional funds in the next twelve months to satisfy the operating our expenses and to capitalize Guitron Corporation following closing of the acquisition later this month. We estimate that Guitron International will require $75,000 for the next twelve months of operations and estimate that Guitron Corporation will require $1,440,000 for its operations during the same period. Guitron International's operational expenses are anticipated to be limited to expenses for legal, accounting, administrative and office expenses. Guitron Corporation's estimated operational expenses include manufacturing, wages, salaries, employee benefits, utilities, rent, professional fees, research and development, entertainment, promotion, advertising, promotional materials, marketing, travel commissions and outside contractors.

During the next twelve months, we will not conduct any product research or development; however Guitron Corporation expects to expend approximately $135,000 on such activity. Such expenses will be for the design and development of a new board and another model of the Guitron, which the management of Guitron Corporation believes will provide a significant reduction in the manufacturing costs of the Guitron.

Neither Guitron International nor Guitron Corporation expects to purchase any plant or significant equipment during the next twelve month period. Guitron Corporation expects that will contract with third parties to do the manufacturing of its products and thus it will not have to purchase any equipment.

Guitron International expects that it will have to add 1 or 2 people for administrative purposes during the next twelve months, subject to closing of the acquisition of Guitron Corporation and the achievement of the funding obligations of both Guitron International and Guitron Corporation. In addition, in order to implement Guitron Corporation's business plan, it will have to employ approximately seven (7) full-time employees, including three (3) senior executives, a general manager, a sales director, a marketing director and an engineer. We expect that sales personnel will also be hired as independent consultants or contractors.

DESCRIPTION OF BUSINESS

Principal Offices

Our principal executive offices are located in a facility at 1530 -9th Avenue SE, Calgary, Alberta, Canada. We utilize the space for general administrative purposes and believe this space is sufficient to handle our present and immediate future needs. The space at this facility is provided free of charge at this time by International Securities Group, Inc. In the first quarter of 2003, International Securities Group, Inc. and Guitron International intend to reassess the rental situation. W. Scott Lawler is a principal of International Securities Group, Inc and is one of our directors.

General

Guitron International Inc. was incorporated in the State of Delaware, on December 6, 1999, for the specific purpose of acquiring Guitron Corporation, known herein as "Guitron Corporation", an affiliated corporation which was formed on August 20, 1997 in the Province of Quebec. Our secretary, treasurer, president and all directors hold identical positions with Guitron Corporation. Guitron International Inc. is referred to herein as "Guitron International", "we", "our" or "us".

We carry on no business at this time and following the acquisition of Guitron Corporation, it will become our wholly-owned or a majority-owned operating subsidiary and no business will be conducted through us.

On September 21, 2002, our shareholders approved the acquisition of all of the outstanding shares of Guitron Corporation and we are currently in the process of acquiring all of its outstanding shares pursuant to written acquisition agreements with each shareholder of Guitron Corporation.

The report of our independent accountants included within our audited financial statements contains a qualification respecting our ability to continue as a growing concern. More detailed information respecting our operating results can be found in our "Plan of Operation". Unless otherwise noted, all dollar references used herein are to US dollars.

Acquisition of Guitron Corporation

In connection with the approved acquisition:

- each of the issued and outstanding shares of Guitron Corporation tendered at the time of the acquisition will be exchanged for 3.25 shares of our common stock; and

- each of the issued and outstanding stock options of Guitron Corporation will become exercisable for 3.25 shares of our common stock.

As a consequence of the foregoing:

- 3,002,358 outstanding shares of Guitron Corporation, which shares will represent all of the issued and outstanding shares of Guitron Corporation, at the time of the exchange, will be exchanged for 9,757,664 shares of our common stock and we will have 13,836,246 common shares issued and outstanding; and

- 435,000 stock options of Guitron Corporation, which will represent all of the issued and outstanding stock options of Guitron Corporation, will become exercisable for an aggregate of 1,413,750 shares of our common stock. Additionally, the post-acquisition per share option exercise price will be reduced by dividing the per share exercise price in effect before the acquisition by 3.25 such that following the acquisition, each option holder will be able to exercise each of their options for 3.25 shares of our common stock at the same price it would have cost to exercise the option to purchase one share of Guitron Corporation before the acquisition.

Following the effectuation of the acquisition, Guitron Corporation will become a wholly owned subsidiary. If less than 100% of the issued and outstanding shares of Guitron Corporation are tendered at the time of the acquisition, Guitron Corporation will become a majority owned subsidiary of Guitron International. As of the date of this filing, shareholders owning approximately 70% of the total issued and outstanding shares of Guitron Corporation have agreed to exchange their shares for shares of Guitron International as described above.

No assurance can be made that we will be able to acquire all of the issued and outstanding shares of Guitron Corporation.

General Business of Guitron Corporation

Guitron Corporation is a development stage company which is poised to launch a unique, patented musical instrument known as the Guitron. Guitron Corporation has had no operating revenues since its inception and has financed all of its operations from loans, Canadian government grants, research and development tax credits, and sales of its capital stock to affiliated parties and private investors. Funds received from these sources enabled Guitron Corporation to complete initial development of the first production models of the Guitron in March 2001. Since that time, Guitron Corporation has engaged in additional research and development for the purpose of further refining the instrument and simplifying the manufacturing process.

The Guitron represents a new development respecting one of the world's oldest and most popular musical instruments, the guitar. It preserves the natural beauty of the guitar while simplifying the playing. The Guitron closely resembles and possesses the characteristics of a traditional guitar. It is in fact an enhanced guitar and maintains the pleasurable function of strumming while eliminating certain of the complexities of the traditional guitar including the need to learn the complicated fingerboard positions necessary to produce a musical chord. We believe that this is the primary reason that many first time guitar purchasers abandon their instruments. They are not prepared to invest the time and energy required by the traditional guitar to attain a reasonable level of skill. By contrast, to produce a chord on a Guitron requires only one finger. The Guitron has a simplified grid system that allows the player to easily find desired chords by following letters on the neck of the Guitron and depressing the string that corresponds to the chord family desired, producing a perfect chord when the strings are strummed or a melody when the strings are plucked. Hundreds of chords are available, always in tune and in perfect pitch. The Guitron is a self-contained battery operated instrument and contains a patent pending speakerless system, together with a unique combination of software and hardware. The Guitron relies on its on-board computer to provide recognition of the position of the finger on the fingerboard, assigning chord notes to it and creating sound. The sounds generated by the Guitron are pre-programmed into the instrument's memory. Plucking or striking the strings of the instrument releases these sounds, which are not affected by string tension.

Ubaldo Fasano, the inventor of the Guitron, had tried as a young man to learn and play the guitar. Failing to do so, his interests turned to synthesizers. Subsequently, he became a pioneer in the programming of these complex and innovative instruments. The knowledge he gained in manipulating and shaping musical sounds played a decisive role in the creation of the Guitron. Through perseverance and determination, he continued to experiment with devices that would equip him to play the guitar. He decided to put his knowledge of shaping and creating sounds for synthesizers towards developing a series of experiments in search of an electronic solution to his guitar-learning problem. Approximately twenty years later, in May 1997, combining new electronic modules, printed circuits and sophisticated microprocessors, he completed development of the first prototype of the Guitron. A second-generation prototype was completed in February 1999. Mr. Fasano passed away in April 1999 after a long illness but his vision lives on. Since that time, a third generation prototype was developed and Guitron Corporation continues to seek ways to further improve product quality and reliability. There are three basic models of the Guitron, including an electronic, acoustic, and children's model. Since March 2000, Guitron Corporation has devoted its resources to further refining the instrument and simplifying the manufacturing process.

Industry Background

In 2000, the United States music products and sound industry reported annual retail sales of approximately $7.1 billion. This represents a 4% growth in sales over the previous year and an 82% increase in sales over sales in 1991 of approximately $3.9 billion. In 2000, guitar sales represent approximately $900 million of total sales and in 1991, approximately $350 million. According the National Association of Music Merchants, "A good year for guitar sales is good news for the entire music products industry; guitarists remain the single most powerful buying group." The NAMM contends that this trend will continue as music continues to become cross-generational with different generations listening to much of the same music. For purposes of this discussion, and throughout this prospectus, all United States industry unit and dollar volume figures represent shipments by manufacturers and distributors to United States retailers at an estimated retail value. These estimates were presented by the National Association of Music Merchants in their 2001 statistical review of the United States Music Products Industry and these estimates are based on data from a variety of sources, including the U.S. Department of Commerce, industry associations, corporate financial records and various government agencies in Europe and Asia. These numbers do not take into account the secondary or used market sales figures. Guitron Corporation can make no assurances, however, that demand for guitars will increase or remain consistent in the future or that it will prove successful in obtaining a portion of the future revenues, which will be expended on guitar purchases.

In 2000, the National Association of Music Merchants commissioned the Gallup Organization to conduct a national survey of amateur music participation in the United States. Certain highlights of the survey's results show that:

- Most players first learned to play a musical instrument at school;

- Approximately 50% of all households had at least one person who played a musical instrument which was a substantial increase over the 38% reported in 1997.

- 56% of people who play a musical instrument are under the age of 35.

Based upon United States guitar sales figures for the past several years, it is Guitron Corporation's belief that guitar sales will remain steady over the foreseeable future, although no assurance can be given that this will prove to be the case. For the past few years keyboard manufacturers have been concentrating on making their product more user-friendly in order to penetrate a wider market and have been extremely successful. Guitar manufacturers have not followed this trend. Guitron Corporation believes that beginners of all ages will be attracted to the immediate results offered by the Guitron. Guitron Corporation further believes that the Guitron will appeal to players of all genders, ages and skill levels, although no assurance can be given that this will prove to be the case. Based upon the results of the Gallup Study, however, Guitron Corporation's primary marketing strategy will be directed to school age players and to young adults under 35 years of age.

Products and Services

We have no products or services.

Products and Services of Guitron Corporation

In March 2000, Guitron Corporation completed initial development of three models of the Guitron, the acoustic Guitron, the electric Guitron and the children's Guitron. >From April 2000 through November 2000, the Guitron was further refined in order to simplify the manufacturing and assembly process. These refinements included cosmetic improvements to the instruments, rearrangement of functional chord positions, reconfiguration of chord sounds, and changes relating to hardware placement and fastenings. Simplification of the manufacturing and assembly process included design work on various molds that also resulted in a more durable product. All Guitron models contain the following features:

Simplified Left-Hand Movement - In response to Guitron Corporation's conclusion that the intricate fingering positions are the primary reason why many guitar purchasers give it up in frustration and why many others never purchase a guitar in the first place Guitron Corporation identified and simplified the complex left-handed functions of the traditional guitar. The Guitron solves the problem by replacing the complex left hand fingering positions with a one- or two-finger movement.

Chord Locator by Grid System - All Guitron models are equipped with a simple and visible grid system that identifies chords. In the future, an alphanumeric display will indicate the specific chord played.

Single and Double Switch Chording Function - All Guitron models contain a switching chord feature accessible a through two-finger combination which allows a person to play in excess of 150 chords if desired. Future Guitron models will allow a person to play in excess of 1,000 chords.

Low Tension Strings - Depressing strings on the traditional guitar can cause pain when the strings bite into the fingers and can leave deep ridges in the skin. All Guitron models feature strings that are low tension, easy to depress, and cause no discomfort to the fingers.

Excellent Sound Quality - Along with an interface and a microprocessor, a simple playback mechanism produces quality sound through a proprietary speakerless technology. The sound is generated by the Guitron's soundboard.

Computer Interactive - Future Guitron models will have full computer interface capability and MIDI output which currently are part of the hardware developed. Each is equipped with the standard midi-in and midi-out connections allowing for the interaction of the instrument with personal home computers. This feature is expected to prove to be a valuable tool for professional music writers and composers.

Proposed Accessory Items

In addition to the Guitron, Guitron Corporation intends to offer consumers related accessory items including, but not limited to, guitar straps, picks, cases, headphones, amplifiers and stands. All of these items will be manufactured for Guitron Corporation, in accordance with its specifications, by product manufacturers located in either Canada or Asia. There are several manufacturers available for each of these items and Guitron Corporation does not anticipate any problems with respect to product quality or cost. Guitron Corporation intends to carry a relatively small inventory of these accessory items, at any given time, since the delivery time for orders given by Guitron Corporation to such manufacturers is expected to be short.

Services

Guitron Corporation will market the Guitron as a high quality, sophisticated, musical instrument. Consistent with this marketing plan, Guitron Corporation will provide its customers with a product warranty, product satisfaction guarantee and related support regarding the use and enjoyment of such product. Guitron Corporation will warrant the Guitron to be free from defects in material and workmanship and will provide each purchaser of a Guitron with a one year warranty on parts and labor, except for the Guitron's rechargeable batteries which will carry a 90-day warranty. During the effective warranty period, Guitron Corporation will remedy any product defects. Parts may be replaced under the warranty, at Guitron Corporation's election, with new or comparable remanufactured parts. The warranty will not extend however, to any Guitron which has been subjected to usage for which the product was not designed, which has been damaged as the result of shipping, or which has been altered or repaired in a way that affects product performance or reliability. To further insure customer satisfaction, Guitron Corporation will also provide each customer with a ten day money back guarantee, excluding shipping and handling.

Patents and Trademarks

We have no patents or trademarks. However, we have entered into confidentiality agreements with our employees and all consultants.

Patents and Trademarks of Guitron Corporation

Guitron Corporation has filed two provisional patent applications with the United States Patent and Trademark Office. The first of these patents was filed on February 2, 1999 and titled "electronic stringed musical instrument". This patent application relates to both the sound technology utilized in the Guitron and the related fingering system for producing chords. On February 2, 2000 Guitron Corporation filed a utility patent application based on provisional and bearing its priority date which reflected technological advances made by it since the initial filing date. This patent was granted on February 20, 2001 (Patent No.: US 6,191,350 B1).

The second patent application was filed on August 5, 1999 and titled "Guitar headstock". This application was unintentionally abandoned due to misfiled paperwork and a revival application was filed January 2002. This patent application relates to the physical design of the Guitron.

On February 2, 2000 Guitron Corporation also filed applications titled "Electronic stringed musical instrument" for Canadian and international patents. These applications were subsequently abandoned.

On January 31, 2002, Mr. Okulov filed on behalf of Guitron Corporation a patent application with the U.S. Patent and Trademark Office, entitled "Electronic-acoustic guitar with enhance sound, chord and melody creation system". This patent application is for the protection of algorithms of operation of the Guitron instrument and its actual configuration, which were not yet developed at the time of filing of the "Electronic stringed musical instrument" patent application. The "Electronic stringed musical instrument" patent protects an easy to play self-contained guitar concept, grid system and simplified algorithms.

Although Guitron Corporation expects that patents will be granted in response to its outstanding applications, they are unable to give any assurances that this will in fact be the case. In addition to the protection to be offered to Guitron Corporation upon the allowance of its patent applications, Guitron Corporation will also rely on trade secrets, proprietary know-how and technological innovation with respect to the development of the Guitron.

In April 1998, Guitron Corporation filed an application with the United States Patent and Trademark Office seeking trademark registration for the mark "Guitron" indicating its intention to use the mark in connection with the musical instrument referred to as the Guitron. In October 1999, Guitron Corporation received a Notice of Allowance with respect to this application, which gave Guitron Corporation a six-month period to either use the trademark commercially, or apply for an extension to the Notice of Allowance. Guitron Corporation has filed five extensions on this Notice of Allowance and must use the trademark commercially prior to February 1, 2003 and file a Statement of Use indicating such by the same date with the United States Patent and Trademark Office or the application will have to be abandoned, as no further extensions are available. Guitron Corporation has used the trademark commercially and intends to file a Statement of Use prior to February 1, 2003.

Guitron Corporation has entered into confidentiality and invention assignment agreements with its employees and consultants which limit access to, and disclosure or use of, the Guitron technology. There can be no assurance, however, that the steps taken by Guitron Corporation to deter misappropriation or third party development of its technology or processes will be adequate, that others will not independently develop a similar technology or processes, or that secrecy will not be breached. In addition, although Guitron Corporation believes that its technology has been independently developed and does not infringe on the proprietary rights of others, there can be no assurance that its technology does not and will not so infringe or that third parties will not assert infringement claims against Guitron Corporation in the future. Guitron Corporation believes that the steps it has taken will provide some degree of protection and that the issuance of patents pursuant to its applications will materially improve this protection. However, no assurance can be given that this will be the case.

Sales and Marketing

We have no sales and marketing.

Sales and Marketing of Guitron Corporation

Guitron Corporation had commenced a sales and marketing program of its three Guitron models in March 2001. Due to a lack of funds, the program has been suspended until such time as funding is available to restart the program.

This program would include an interactive website to purchase Guitrons and its accessories. This website would also allow a Guitron owner to download software upgrades and sound banks for their Guitron and would also offer tutorials and lessons. As well, Guitron Corporation intends to offer sponsorship to institutions, associations and schools that would increase awareness of the Guitron in their target market. Guitron Corporation intends to also participate in music industry trade shows.

Once funds are in place, Guitron Corporation's initial test markets will be Eastern Canada and the Northeastern United States which will be followed by the remainder of the United States and then worldwide. Guitron Corporation's long-term marketing objective is to create full consumer awareness of the Guitron, the accessory items, and the other products that it may develop in the future. Guitron Corporation's medium term marketing objective is to introduce new lines of Guitrons in or before 2004. These new lines are expected to be the result of Guitron Corporation's continuing research and development.

Guitron Corporation has decided to rely on outsourcing its sales and marketing needs in order to limit its fixed expenses. This strategy will enable Guitron Corporation to minimize its employee requirements, to enable it to expedite the implementation of its sales and marketing plans and strategies, and to position it to take advantage of the services of professional sales and marketing organizations.

Supplies and Suppliers

We have no need for supplies or suppliers.

Supplies and Suppliers of Guitron Corporation

The primary components of the Guitron include electronics, hardware and guitar bodies. These components will be manufactured for Guitron Corporation by third parties. Initially, Guitron Corporation will assemble Guitrons on site. Guitron Corporation plans to review its manufacturing process as demand for their product increase and may have manufacturing occur oversees to take advantage of cost savings. Guitron Corporation also intends to sell related accessories manufactured for it by third parties such as speakers, amplifiers, stands, straps, footrests and cases. Suppliers of component materials and accessories will be chosen based on quality, service and price.

The price of raw materials for the manufacture of Guitron is expected to remain stable in the near term. Increases that may occur are expected to be small; although no assurance can be given that this will prove to be the case. Each category of raw materials has several competing suppliers. Guitron Corporation does not intend to be dependent upon any one supplier for any of the raw materials that it will purchase. Guitron Corporation expects all required raw materials to be readily available in sufficient quantities and to be of required quality. In the extreme situation, however, were any required raw materials not to be generally available, it would have a material adverse effect on Guitron Corporation's operations.

Seasonal Aspects

Neither we nor Guitron Corporation expect to experience seasonal variations in operating results.

Research and Development

We perform no research or development of any kind.

Research and Development of Guitron Corporation

Although the basic design and development of the Guitron was brought to completion during March 2000, Guitron Corporation continues to refine and enhance its Guitron technology and related manufacturing processes. To date, all of these activities have related to the development of the Guitron.

Competition

We have no competition at this time as we have not acquired all the issued and outstanding shares in Guitron Corporation and therefore, we conduct no business.

Competition of Guitron Corporation

Guitron Corporation knows of no guitar-like related devices, apparatus or equipment, utilizing electronic or other technology, which is identical or comparable to the Guitron technology, presently being sold or used anywhere in the world. Further, Guitron Corporation is not aware of any competing patents relating to this technology. However, the Guitron may reasonably be expected to compete with related or similar guitar, or guitar-like, instruments, apparatus or devices. Moreover, prospective competitors which may enter the field may include established manufacturers of musical or electronic audio instruments and equipment, all of which will be considerably larger than Guitron Corporation are in total assets and resources. This could enable them to bring their own technologies and instruments to advanced stages of development and marketing with more speed and efficiency than Guitron Corporation has been, or will be, able to apply to the development and marketing of the Guitron. There can be no assurance that the Guitron will successfully compete with conventional guitars and existing electronic guitar-like instruments or with any improved or new technology instrument which may be developed in the future.

Government Regulation

There are no special or unusual governmental laws or regulations that can be expected to materially impact on the operation of our business either now or once the acquisition of Guitron Corporation is completed.

Employees

As of the filing of this report, we employ a Vice President Corporate Affairs. Our President and Secretary/Treasurer currently are not employed by us and are paid no compensation for holding these positions. Our President is also the President of Guitron Corporation and is contracted to Guitron Corporation as their Director of Research, Engineering and Manufacturing. At this time, we do not plan on adding any additional employees. Subsequent to our acquisition of Guitron Corporation, additional employees may be hired by Guitron Corporation as required for the operation of its business including those required for Guitron assembly. We consider our relationship with our employees to be satisfactory. Our work force is non-unionized.

Employees of Guitron Corporation

As of the filing of this report, Guitron Corporation had one consultant, Paul Okulov, who serves as Guitron Corporation's President and a member of Guitron Corporation's Board of Directors. Mr. Okulov is Guitron Corporation's Director of Research, Engineering and Manufacturing. Mr. Okulov is also Guitron International's President and a director. Guitron Corporation's Secretary/Treasurer is not employed by Guitron Corporation and is paid no compensation for holding these positions. Subsequent to the acquisition of Guitron Corporation, additional employees may be hired by Guitron Corporation as required for the operation of its business including those required for Guitron assembly. Guitron Corporation considers its relationship with its employee to be satisfactory. Guitron Corporation's work force is non-unionized.

Additional Factors That May Affect Future Results

An investment in our common stock involves a high degree of risk. You should read the risk factors described above relating to both us and Guitron Corporation carefully before purchasing our common stock. The risks and uncertainties described below are not the only ones we and Guitron Corporation face. Other risks and uncertainties, including those that we and Guitron Corporation do not currently consider material, may impair our business. If any of the risks discussed below actually occur, including the risk factors associated with Guitron Corporation, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline.

DIRECTORS AND EXECUTIVE OFFICERS

The officers and directors of the Company are:
Name	Age	Position
Paul Okulov	44	President and Director
Jacqueline Danforth	30	Secretary/Treasurer and Director
W. Scott Lawler	41	Director

Our directors are elected to serve until the next annual shareholders' meeting or until their respective successors are elected and qualified. Our officers hold office until the meeting of the Board of Directors immediately following the next annual shareholders' meeting or until removal by the Board of Directors. Interim replacements for resigning directors and officers are appointed by the Board of Directors. Our directors have received no compensation to date for their service as directors. Set forth below are brief descriptions of the recent employment and business experiences of our officers and directors.

PAUL OKULOV. Mr. Okulov was appointed President of Guitron International and named to the Board of Directors on September 4, 2002. Mr. Okulov has been Guitron Corporation's director of research, engineering and manufacturing since December 1998. Mr. Okulov is primarily responsible for the supervision of Guitron Corporation's research and development and manufacturing operations as well as its engineering requirements. Mr. Okulov has extensive experience in the areas of engineering consulting with an emphasis on problem solving, cost reduction and innovations in the mechanical, electro-mechanical and civil engineering fields. He is a member of the American Society of Mechanical Engineers. Mr. Okulov's work has resulted in numerous inventions, 13 of which have been patented and even more of which are expected to be patented in the future. Mr. Okulov's professional experience has included idea conception, design development, and prototype building and testing. He has also assumed responsibility for related research, patenting, manufacturing set-ups and management. From 1977 until 1992 he worked in various capacities at the Moscow Institute of Civil Engineering, Department of Design of Metal Structures including several teaching and consulting positions. >From 1992 until 1993 he was employed as a scientific consultant at Browning Thermal Systems, Inc. in Enfield, New Hampshire. From 1993 until 1997 he was employed as a Research and Development Product Manager and thereafter as a Director of Engineering at Biosig Instruments Inc. in Quebec, Canada. >From 1986 until 1998 he also worked as a consultant to the automotive and metal works, thermal spray and aircraft industries in the areas of product design and patenting. From 1997 to the present Mr. Okulov has worked for Innovative Products Resources Ltd., engineering, consulting, and research and development company which he owns and controls. From 2001 to 2002, Mr. Okulov also acted as Director of Engineering for AGS Taron Technologies, Inc. In 1980, Mr. Okulov received an M.S. degree in Civil Engineering from the Moscow Institute of Civil Engineering. In 1981 he received a Master's degree in Patent Procedures and Patent Law from the High State Patent Courses in Moscow. In 1985 he received a Ph.D. in Civil/Mechanical Engineering from the Moscow Institute of Civil Engineering.

JACQUELINE R. DANFORTH. Ms. Danforth has been our Secretary/Treasurer and a member of the Board of Directors since September 3, 2002. Ms. Danforth has spent the past several years in the employ of publicly traded companies providing management, administrative and accounting services. She has been a member of the Board of Directors and the President of Fact Corporation, a public corporation engaged in the business of function foods, since August 7, 2001. Ms. Danforth has been a director and Secretary-Treasurer of Food and Culinary Technology Group Inc. since its acquisition by FACT Corporation on November 7, 2001. Ms. Danforth was the Secretary, Treasurer and a member of the Board of Directors of Synergy Technologies Corporation from December 1997 to June 2001. During her tenure at Synergy Technologies, Ms. Danforth was a member of Synergy's Audit Committee; a director of Carbon Resources Ltd., a director of SynGen Technologies Limited, and a director of Lanisco Holdings Limited. Ms. Danforth also currently serves on the Board of Directors of Texas T Resources Inc., a publicly traded Alberta corporation and on the Board of Directors of its subsidiary, Texas T Petroleum Ltd. She is the President and sole director of Argonaut Management Group, Inc., a private consulting company.

W. SCOTT LAWLER. Mr. Lawler became a member of our Board of Directors on September 3, 2002. Mr. Lawler is an attorney and is admitted in the State Bar of California. Currently, Mr. Lawler is a director and the President of International Securities Group, Inc., a private venture capital company. Mr. Lawler has been a member of the Board of Directors of FACT Corporation since November 1999 and served as President of FACT from November 1, 1999 to August 7, 2001, and serves as a director of subsidiaries of FACT, including Food and Culinary Technology Group, Inc. since July 2001, FACT Bread Company Inc, since November 2001. As well, Mr. Lawler has also served as a director of Crysler Corp. since November 2001 and E-one Corporation since October 2002. Mr. Lawler received a Bachelor's Degree in Business Management in 1984 from Brigham Young University and his Juris Doctorate degree from University of Southern California Law Center in 1988. Mr. Lawler was admitted to the California State Bar in 1988. Mr. Lawler has been the principal of Lawler & Associates, specializing in corporate and securities matters, since 1995.

None of our directors has been involved in any bankruptcy or criminal (excluding traffic violations and other minor offenses) proceedings. None of our directors is subject to any order, judgment or decree related to his involvement in any type of business, securities or banking activities or has been found to have violated a federal or state securities or commodities law.

The Company does not have any standing audit, nominating, or compensation committees of the Board of Directors.

Our directors receive no cash compensation for their services as board members and are not reimbursed for expenses incurred in connection with attending board meetings. However, during each of the fiscal years ended July 31, 2000 and July 31, 1999 we granted and issued to each of our directors, other than Michael Ash, stock options to purchase 81,250 shares of our common stock at any time during the period ending five years from the date of grant at an exercise price of Cdn $.3077 (approximately US $.21) per share. See "Certain Transactions". All directors hold office until the next annual meeting of the stockholders and until their successors have been duly elected and qualified. Executive officers are elected by and serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers. We have adopted a policy requiring that all material affiliated transactions, including, but not limited to loans, contractual arrangements and any forgiveness of loans, be approved by a majority of our independent directors who do not have an interest in the transaction and who had access, at our expense, to our independent legal counsel.

Limitation On Directors' Liabilities

Our Certificate of Incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of our directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in certain circumstances involving certain wrongful acts, such as a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

Section 145 of the Delaware General Corporation Law, as amended, (the "DGCL") permits us to indemnify our officers, directors or employees against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with legal proceedings if the officer, director or employee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. The DGCL also permits us to provide indemnification with respect to any criminal act or proceeding, where our officers, directors or employees had no reasonable cause to believe their conduct was unlawful.

We will not indemnify our directors and officers (a) for any breach of loyalty to us or our stockholders; (b) if a director or officer does not act in good faith; (c) for acts involving intentional misconduct; (d) for acts or omissions falling under Section 174 of the DGCL; or (e) for any transaction for which the director or officer derives an improper benefit. We will indemnify our directors and officers for expenses related to indemnifiable events, and will pay for these expenses in advance. Our obligation to indemnify and to provide advances for expenses is subject to the approval of a review process with a reviewer to be determined by the Board. The rights of our directors and officers will not exclude any rights to indemnification otherwise available under law or under our Certificate of Incorporation.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth certain information regarding the compensation paid during each of our last three fiscal years to our President and two other most highly compensated executive officers for the fiscal years indicated. No other executive officer's total annual salary and bonus exceeded $100,000.00 during such years and thus no information regarding any other officers'compensation is required to be disclosed herein for the periods indicated.

Summary Compensation Table
Annual Compensation					Long Term Compensation
Awards
Name and Principal Position	Year (1)	Salary	Bonus	Other Annual Compensation	Stock Awards	Securities Underlying Options/ SARS
Richard Duffy President	2002 2001 2000	75,000(2) 100,000(2) 66,667(3)
Rami Chehata Vice President	2002 2001	0 0		87,000 (4) 25,000 (4)	150,000(5) 0
Michael Ash (6)	2002 2001 2000	0 0 0			187,500 0 0	0 0 2,000,000

(1) ending July 31.

(2) This amount accrued pursuant to Mr. Duffy's Executive Agreement with Guitron International during the period indicated but has not been paid.

(3) $46,324 of this amount was paid in cash pursuant to Mr. Duffy's Executive Agreement with Guitron International during the period indicated. The remaining $20,342 accrued during that period but has not been paid.

(4) Under the terms of the Consulting Agreement between the Company and Mr. Chehata, which existed from March 1, 2001 to October 31, 2001, Mr. Chehata was paid 5,000 shares of our common stock per month. Under the Employment Agreement between the Company and Mr. Chehata, which commenced November 1, 2001, the Company had the right to elect to pay Mr. Chehata with shares of common stock at the rate of 8,000 per month, which we did from November 1, 2001 through July 31, 2002.

(5) Mr. Chehata was issued 150,000 shares of our common stock as a signing bonus on his employment agreement dated November 1, 2001.

(6) In connection with the Ashbyrne Consultants Inc. Consulting Agreement, dated December 6, 1999, we granted to Ashbyrne Consultants the option to purchase 2,000,000 shares of common stock at $.001 per share. The option was exercised on March 1, 2000 and as a result we issued 500,000 shares of our common stock to Michael Ash and 1,500,000 shares of our common stock to Ashbyrne 2000 Ltd. The Consulting Agreement was extended on December 6, 2001 for a period of one year in exchange for a total of 250,000, to be issued on a quarterly basis. As of July 31, 2002, we had issued 187,500 common shares to Mr. Ash and subsequent thereto, we issued the final 62,500 shares. For accounting purposes, we have accrued the share issuances over the term of the Consulting Agreement. Mr. Ash has control over both Ashbyrne Consultants Inc. and Ashbyrne 2000 Ltd.

Employment Agreements

On November 1, 2001, we entered into an Employment Agreement with Rami Chehata, the Corporation's Vice President Corporate Affairs. This agreement is for a term of three (3) years. Under the agreement, Mr. Chehata is to be paid an annual base salary of CDN $96,000 (approximately US$63,850) and is subject to annual review and increase by the President of the Corporation. Mr. Chehata is also eligible under this agreement to receive discretionary bonuses determined by the President. The Corporation has the option under this agreement to satisfy its obligation of Mr. Chehata's monthly base salary in the form of 8,000 shares of common stock per month, which we did for the months of November 2001 through December 2002, for a total of 112,000 shares. Mr. Chehata also received a signing bonus of 150,000 shares of our common stock. Under the terms of Mr. Chehata's contract, should he be terminated for reasons other than cause, or due to a change in control, Mr. Chehata's severance would be equal to two years salary which can be either paid in one or twelve installments, as well, his employee benefits would continue in place until such time as he becomes gainfully employed again.

On December 6, 1999, the Corporation entered into a two-year consulting agreement with Ashbyrne Consultants Inc., a Canadian corporation owned by Michael D.A. Ash, a former officer and former director of Guitron International. The agreement provided for Ashbyrne Consultants Inc. to provide various services, including but not limited to, corporate planning; evaluation of business strategies; financial advice and planning; and corporate management assistance. Pursuant to such agreement, Mr. Ash was employed as our secretary, treasurer and chief financial officer on a non-salaried basis through December 6, 2001. In consideration of the Consulting Agreement and payment by Mr. Ash of $2,000, on December 7, 1999, we issued 500,000 shares of our common stock to Michael D.A. Ash and 1,500,000 shares of our common stock to Ashbyrne 2000 Limited, a corporation controlled by Mr. Ash. On July 30, 2002, the consulting agreement was extended for one year, with each party having the right to suspend the agreement upon thirty (30) days prior notice. Pursuant to the extension, a total of 250,000 shares of our common stock were issued to Mr. Ash in quarterly installments of 62,500 shares starting on December 6, 2001 and concluding on September 5, 2001.

Stock Option Plans

As of the filing of this report, we had no stock option plans and no stand-alone options have been issued.

Stock Option Plans of Guitron Corporation

Guitron Corporation has no stock option plans. It currently has stand-alone options issued which are exercisable into 435,000 common shares of Guitron Corporation with an exercise price of $1.00 per share. As part of the acquisition of Guitron Corporation, all options will become exercisable for an aggregate of 1,413,750 shares of our common stock. Additionally, the post-acquisition per share option exercise price will be reduced by dividing the per share exercise price in effect before the acquisition by 3.25 such that following the acquisition, each option holder will be able to exercise each of their options for 3.25 shares of our common stock at the same price it would have cost to exercise the option to purchase one share of Guitron Corporation before the acquisition.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 1, 2001, we entered into an Employment Agreement with Rami Chehata, our Vice President of Corporate Affairs. This agreement is for a term of three (3) years. Under the agreement, Mr. Chehata is to be paid an annual base salary of CDN $96,000 (approximately US$64,000), subject to annual review and increase by our President. Mr. Chehata is also eligible under this agreement to receive discretionary bonuses determined by the President. We have the option under this agreement to satisfy its obligation of Mr. Chehata's monthly base salary in the form of 8,000 shares of common stock per month, which we did for the months of November 2001 through December 2002, for a total of 112,000. Mr. Chehata also received a signing bonus of 150,000 shares of common stock.

On December 6, 1999 we entered into a three-year employment agreement with Richard F. Duffy, our president and chief executive officer. The agreement provides for an initial annual base salary of $100,000. Mr. Duffy resigned from these positions on September 3, 2002 and the agreement expired in December 2002.

On December 6, 1999, we entered into a two-year Consulting Agreement with Ashbyrne Consultants Inc., a Canadian corporation owned by Michael D.A. Ash, a former officer and a former director. The agreement provides for Ashbyrne Consultants Inc. to provide us with various services, including but not limited to, corporate planning; evaluation of business strategies; financial advice and planning; and corporate management assistance. Pursuant to such agreement, Mr. Ash was employed as our secretary, treasurer and chief financial officer on a non-salaried basis through December 6, 2001. In consideration of the Consulting Agreement, on December 7, 1999 we issued 500,000 shares of our common stock to Michael D.A. Ash and 1,500,000 shares of our common stock to Ashbyrne 2000 Limited, a corporation controlled by Mr. Ash. On July 30, 2002, this agreement was extended by the Corporation and Mr. Ash for one year, with each party having the right to suspend the agreement upon thirty (30) days prior notice. The extension calls for 62,500 shares of our common stock to be issued to Mr. Ash on a quarterly basis starting on December 6, 2001, through September 6, 2002. As of January 31, 2003, we had issued 187,500 of these shares to Mr. Ash.

Certain Relationships and Related Transactions of Guitron Corporation

On April 24, 2002, Guitron Corporation entered into a Share Purchase and Share Exchange Agreement with Millennium Capital Venture Holdings, Inc., a public reporting company incorporated under the laws of the State of Delaware, Bruno Desmarais, Richard Duffy, then Guitron Corporation's President, and the shareholders of Guitron Corporation. Mr. Desmarias is a major shareholder of Millennium Capital Venture Holdings, Inc. which is a client of International Securities Group, Inc. of which Scott Lawler and Jacqueline Danforth, two of our directors, are principals. Under the terms of the Share Exchange Agreement, Mr. Duffy, along with a group of interested investors were to purchase 5,000,000 shares of Millennium Capital Venture for $400,000. The shareholders of Guitron Corporation were to then exchange their shares in Guitron Corporation for 16,000,000 shares of Millennium Capital Venture. A condition of closing of the Share Exchange Agreement was that Millennium had to file an application with the National Association of Securities Dealers for its common stock to be quoted on the Over-the-Counter Bulletin Board and if the application had not been approved within 90 days of the signing of the Share Exchange Agreement, then Mr. Duffy and his group of interested investors or Guitron Corporation each had the right to terminate the Share Exchange Agreement. As of July 2, 2002, these parties entered into a Break Up Agreement as it was determined that the process for listing Millennium Capital Venture's stock on the Over-the-Counter Bulletin Board was more onerous than anticipated. Under the terms of the Break-Up Agreement, Guitron Corporation and Mr. Duffy delivered 250,000 restricted common shares of Guitron International.

On January 31, 2000 Guitron Corporation entered into a two-year contract, effective as of February 1, 2000, with Innovative Products Resources Ltd., a corporation owned by Paul Okulov. In accordance with the contract, Innovative Products Resources Ltd. managed, directed, supervised and coordinated both our continuing research and development activities respecting the Guitron and our manufacturing operations. Innovative Products Resources Ltd. also provided assistance with regard to (a) the preparation of any and all patent and trademark applications that we may seek to file; (b) the preparation of budgets and work schedules; and (c) the supervision of certain of our personnel. In consideration of the foregoing, the agreement provides for monthly payments to Innovative Products Resources Ltd. of Cdn. $10,000 (approximately US $6,700) together with related Canadian provincial sales taxes and goods and services taxes. The agreement also provides for the payment of bonuses to Innovative Products Resources Ltd. at the discretion of management, which bonuses, if any, may be paid in cash or stock.

On December 7, 1999 Guitron Corporation sold 27,300 shares to Loryta Investments Ltd., a corporation beneficially owned by the family of Michael D.A. Ash, at a price of Cdn $1.00 (approximately US $.67) per share.

On December 7, 1999 and January 3, 2000 Guitron Corporation sold 7,000 and 8,850 shares, respectively to Ashbyrne Investments Inc., a corporation in which Michael D.A. Ash is the principal shareholder, at a price of Cdn $1.00 (approximately US $.67) per share.

On each of June 25, 1999 and November 30, 1999, Guitron Corporation granted 25,000 stock options to each of its directors, Richard F. Duffy, France B. Fasano, Edward Santelli and David L. Rosentzveig in connection with their services as directors of Guitron Corporation during the fiscal years ended July 31, 1999 and July 31, 2000. Each option is exercisable to purchase one share of common stock of Guitron Corporation at any time during the five year period commencing on the date of grant at an exercise price of Cdn $1.00 per share. None of these options have been exercised to date. As part of our acquisition of Guitron Corporation, these options will become exercisable for an aggregate of 650,000 shares of our common stock. Additionally, the post-acquisition per share option exercise price will be reduced by dividing the per share exercise price in effect before the acquisition by 3.25 such that following the acquisition, each option holder will be able to exercise each of their options for 3.25 shares of our common stock at the same price it would have cost to exercise the option to purchase one share of Guitron Corporation before the acquisition.

On May 17, 1999 Guitron Corporation sold 6,000 shares, to Judit Fellegi, the wife of David L. Rosentzveig, then a director, at the price of Cdn $.90 (approximately US $.61) per share.

As of January 15, 1999, Guitron Corporation issued 25,000 options to Judit Fellegi, the wife of David Rosentzveig, one of our former directors. Each option is exercisable to purchase one share of stock of Guitron Corporation at any time during the five year period ending January 14, 2004 at an exercise price of Cdn $1.00 (approximately US $.67) per share. As part of our acquisition of Guitron Corporation, these options will become exercisable for an aggregate of 81,250 shares of our common stock. Additionally, the post-acquisition per share option exercise price will be reduced by dividing the per share exercise price in effect before the acquisition by 3.25 such that following the acquisition, each option holder will be able to exercise each of their options for 3.25 shares of our common stock at the same price it would have cost to exercise the option to purchase one share of Guitron Corporation before the acquisition.

As of January 6, 1999 Guitron Corporation issued 100,000 options to Paul D. Okulov, each to purchase one share of stock of Guitron Corporation at any time during the five year period ending January 5, 2004 at an exercise price of Cdn $1.00 (approximately US$.67) per share. On May 19, 1999 Guitron Corporation issued 25,000 options to Paul D. Okulov, each to purchase one share of stock of Guitron Corporation at any time during the five year period ending May 18, 2004 at an exercise price of Cdn $1.00 (approximately US $.67)per share. As part of our acquisition of Guitron Corporation, these options will become exercisable for an aggregate of 406,250 shares of our common stock. Additionally, the post-acquisition per share option exercise price will be reduced by dividing the per share exercise price in effect before the acquisition by 3.25 such that following the acquisition, each option holder will be able to exercise each of their options for 3.25 shares of our common stock at the same price it would have cost to exercise the option to purchase one share of Guitron Corporation before the acquisition.

From December 1998 through January 31, 2000, Paul D. Okulov, Guitron Corporation's then Director of Research, Engineering and Manufacturing worked for Guitron Corporation, on an independent contractor basis, under an oral agreement that provided for payment to Mr. Okulov or his designee at the rate of Cdn $100 (approximately US $67) per hour. In accordance with the agreement, in lieu of cash payments, on April 15, 1999 and January 3, 2000 Guitron Corporation issued 80,000 and 100,000 shares of its common stock, respectively, to Mr. Okulov or Innovative Products Resources Inc., a corporation owned by Mr. Okulov. For purposes of amounts invoiced by Mr. Okulov under the agreement, these shares were valued at Cdn $1.00 per share. The foregoing agreement between Mr. Okulov and Guitron Corporation was terminated by mutual consent effective January 31, 2000.

On October 15, 1998 and December 7, 1999 Guitron Corporation sold 10,000 and 5,000 shares, respectively, to Tersan Consultants Inc., a Canadian corporation owned by Edward Santelli, then a director, at a price of Cdn $1.00 (approximately US $.67) per share.

During the fiscal years ended July 31, 1998, July 31, 1999, and July 31, 2000 Guitron Corporation paid financial and management consulting fees in the amounts of Cdn. $41,800 (approximately US $28,800), Cdn. $45,656 (approximately US $31,457), and Cdn $31,700 (approximately US$21,318) respectively, to Financial Initiatives Inc., a financial consulting firm in which Richard Duffy, our then president, was an executive officer. Financial Initiatives, Inc. is owned by Mr. Duffy's wife, Joan Callaghan. During the fiscal year ended July 31, 2000 Guitron Corporation also paid consulting fees directly to Mr. Duffy in the amount of Cdn $44,900 (approximately US $30,195).

On September 1, 1997 and March 15, 1998, respectively, Guitron Corporation sold 1,000,000 and 395,166 founders' shares, to Ubaldo Fasano and Joan Callaghan, the wife of Richard Duffy, at a price of $.00001 and $.001 per share, respectively.

During the period November 10, 1997 through the present, Guitron Corporation has periodically received loans from Productions Polyart International, Inc., a corporation, controlled by France B. Fasano, a former director and a principal shareholder. As at January 31, 2002 there was an outstanding principal loan balance due to Productions Polyart International, Inc. of approximately $118,000. Interest at the rate of 6% per annum is payable on all outstanding loan balances. All principal and interest due on the loan was payable in full no later than July 31, 2001. Guitron Corporation is currently negotiating terms for repayment with Ms. Fasano.

Since Guitron Corporation's inception Richard Duffy, France B. Fasano and Ashbyrne 2000 Limited have periodically made loans to it for use as working capital. At January 31, 2002, the approximate principal balance owed by Guitron Corporation on these loans was approximately $155,267 to Richard Duffy, $135,290 to France B. Fasano, and $117,278 to Ashbyrne 2000 Limited. Guitron Corporation is currently negotiating terms for repayment with Ms. Fasano. Mr. Duffy's loan has since been assigned to certain unrelated parties and subsequently converted into equity by the issuance of shares of common stock of Guitron Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information, as of January 31, 2003, with respect to the beneficial ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each of our officers and directors, and by the officers and directors of Guitron International as a group.

NAME AND ADDRESS OF BENFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNER	PERCENT OF CLASS (1)
Paul Okulov, President and Member of the Board of Directors 12 Sennevile Road St-Anne-de-Bellevue, QC H9X 1B3 Canada	Nil(2)	--
Jacqueline Danforth, Secretary/Treasurer and Member of the Board of Directors 1530 9th Avenue, S.E. Calgary, Alberta T2G 0T7	Nil	--
W. Scott Lawler, Esq., Member of the Board of Directors 1530 9th Avenue, S.E. Calgary, Alberta T2G 0T7	Nil	--
Rami Chehata 2742 Carrie Denise-Pelletier St.-Laurent, QC H4R 2T3 Canada	302,000(5)	7.4%

All Officers and Directors as a group	302,000	7.4%

Michael Ash 310 Monter Sabourin St. Bruno, QC J3V 4P6 Canada	2,150,000(3)(4)	52.7%
Frances Katz Levine 621 Clove Road Staten Island, NY 10310	299,650	7.3%
Scott Rapfogel 630 Third Avenue, 5th Floor New York, New York 10017-6705	299,650	7.3%
Bruno Desmarais 630, boulevard Rene-Levesque Ouest Bureau 1670 Montreal, Quebec H3B 1S6 Canada	250,000	6.1%

(1) These percentages are based on 4,078,582 shares of Common Stock outstanding as of January 31, 2003.
(2) Mr. Okulov also owns 180,000 shares of common stock of Guitron Corporation and as result of the share exchange to be conducted by Guitron International for the acquisition of Guitron Corporation Mr. Okulov will receive an additional 585,000 shares of Guitron International
(3) 830,000 of these shares are held in the name of Michael Ash; 785,000 of these shares are held in the name of Ashbyrne 2000 Ltd., of which Mr. Ash is a beneficial owner; 200,000 of these shares are held in the name of Ashbyrne Investments Inc., of which Mr. Ash is the controlling owner; 300,000 of these shares are held in the name of Loryta Investments, which is owned by a family trust established by Mr. Ash; 15,000 of these shares are held in the name of Mr. Ash's wife, Louise Richer Ash; 10,000 of these shares are held in the names of Mr. Ash's minor son, Ryan Ash; and 10,000 of these shares are held in the name of Mr. Ash's minor daughter, Tania Ash.
(4) Mr. Ash also owns 37,726 shares of common stock of Guitron Corporation and as result of the share exchange to be conducted by Guitron International for the acquisition of Guitron Corporation Mr. Ash will receive an additional 122,610 shares of Guitron International.
(5) All of these shares are held in the name of Prime Cell Communications, which is a corporation owned by Mr. Chehata

Changes Of Control

On September 2, 2002, we received letters of resignation from Edward Santelli and Michael D. Ash as members of our Board of Directors. On May 24, 2002, France B. Fasano and on August 21, 2001, David L. Rosentzvig had respectively resigned from the Board of the Directors.

On September 3, 2002, the Board of Directors added Ms. Jacqueline Danforth and Mr. W. Scott Lawler as members to the Board of Directors. Ms. Danforth was also appointed as our Secretary and Treasurer. On that date, Mr. Richard Duffy resigned as both a member of the Board of Directors and as President. On September 4, 2002, Mr. Paul D. Okulov, our Director of Research, Engineering and Manufacturing, was named to the Board of Directors and appointed as our President.

SELLING STOCKHOLDERS

The following table provides certain information with respect to the beneficial ownership of our common stock known by us as of January 31, 2003, by each Selling Shareholder, after giving effect to our acquisition of Guitron Corporation. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on January 31, 2003 and all shares of our common stock issuable to the holder in the event of exercise of outstanding options owned by that person at January 31, 2003 which are exercisable within 60 days of January 31, 2003. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse. Amounts shown assume the maximum number of shares being offered is all sold. The shares being offered by the Selling Stockholders are being registered to permit public secondary trading, and the stockholders may, commencing after the completion and closing of the offering being made by us, offer all or part of their registered shares for resale from time to time. However, the Selling Stockholders are under no obligation to sell all or any portion of their shares. The table below assumes that all shares offered by the Selling Stockholders will be sold. See "Plan of Distribution".
	Shares of Common Stock beneficially Owned		Number of Shares Being Sold	Percentage Ownership
Name of Beneficial Owner	Before Offering	After Offering		Before Offering(8)	After Offering
Alain Breault	19,500	0	19,500	*	0
Andreas Gaitanis	48,750	0	48,750	*	0
Ashbyrne Investments Inc.(10)	51,513	46,632	5,151	*	*
Bartholomew Investments Ltd.(11)	128,700	0	128,700	*	0
Carl Ravinsky(12)	247,000	0	247,000	1.7%	0
C.C.J. Investments Ltd.(23)	19,500	0	19,500	*	0
Chris Sarena	16,250	0	16,250	*	0
Diane Desjardins-Ferland	1,625	0	1,625	*	0
Earl S. Cohen	19,500	0	19,500	*	0
Edward C. Mungenast	16,900	0	16,900	*	0
Elias Kawkab	32,500	0	32,500	*	0
France B. Fasano (5)	3,412,500	3,087,500	325,000	23.1%	20.9%
Fotini Gassios	32,500	0	32,500	*	0
Frank Zylberberg	19,500	0	19,500	*	0
Gabriel Ricciardelli	16,900	0	16,900	*	0
George Anthony Nelson	3,250	0	3,250	*	0
George Condax	32,500	0	32,500	*	0
George Gaitanis	16,250	0	16,250	*	0
Helen Nicolopoulos	438,750	0	438,750	3%	0
Ibrahim Geha	16,250	0	16,250	*	0
Jean Pierre Ferland	32,500	0	16,250	*	0
Jean Pierre Paradis(13)	110,500	0	110,00	*	0
Jean Pilote	3,250	0	3,250	*	0
Jeremiah O. Spitzberg	16,900	0	16,900	*	0
Joan Callaghan(14)	1,284,290	1,155,861	128,429	8.7%	7.8%
Joelle Mamane	19,500	0	19,500	*	0
John Amaral	32,500	0	32,500	*	0
Judit Fellegi(15)	100,750	90,675	10,075	*	*
Jules Brossard	19,500	0	19,500	*	0
Kosta Alichos	19,500	0	19,500	*	0
Tersan Consultants(16)	48,750	43,875	4,875	*	*
Loryta Investments Ltd.(17)	88,725	79,853	8,872	*	*
3517942 Canada Inc.(24)	32,500	0	32,500	*	0
Marc Ian Leiter	19,500	0	19,500	*	0
Martin Desrosiers	19,500	0	19,500	*	0
Martine Lauziere(18)	39,000	0	39,000	*	0
Marvin Chankowsky	32,500	0	32,500	*	0
Michael Garonce	19,500	0	19,500	*	0
Michael Rosentzveig	19,500	0	19,500	*	0
Patricia Havtiov	32,500	0	32,500	*	0
Patrick Riga	16,250	0	16,250	*	0
Paul D. Okulov(2)	991,250	892,125	99,125	6.6%	6%
Raymond Boucher	3,250	0	3,250	*	0
Barbara Green Mariano	16,250	0	16,250	*	0
Richard Ferland	12,058	0	12,058	*	0
Sandra Abitan	19,500	0	19,500	*	0
Shirley Rosentzveig	39,000	0	39,000	*	0
Stan Kolethras	16,250	0	16,250	*	0
Vijay Kachru	22,750	0	22,750	*	0
Zax Management Ltd.(26)	19,500	0	19,500	*	0
3535843 Canada Inc.(19)	462,475	299,975	162,500	3.2%	2.1%
Michael D.A. Ash(20)	500,000	450,000	50,000	3.4%	3.1%
Ashbyrne 2000 Limited(21)	1,500,000	1,350,000	150,000	10.3%	9.3%
Frances Katz Levine(22)	299,650	0	299,650	2.1%	0
Scott Rapfogel(22)	299,650	0	299,650	2.1%	0

* represents less than 1%.

(1) The business address of the beneficial owner is Guitron International Inc., 1530 9th Avenue SE Calgary, Alberta Canada T2G 0T7.

(2) Includes (a) 552,500 shares owned by IPR Innovative Products Resources, Inc., a company owned by Mr. Okulov; and (b) 406,250 shares issuable to Mr. Okulov upon the exercise of stock options at an exercise price of Cdn$.3077 (approximately US $.21) per share.

(3) Includes (a) 1,284,290 shares owned by Mr. Duffy's wife, Joan Callaghan; and (b) 162,500 shares issuable upon the exercise of stock options at an exercise price of Cdn. $.3077 (approximately US $.21) per share. See"Certain Transactions"

(4) Includes (a) 1,500,000 shares owned by Ashbyrne 2000 Limited, a corporation in which Mr. Ash is a principal shareholder; (b) 51,513 shares owned by Ashbyrne Investments Inc., a corporation in which Mr. Ash is a principal shareholder; and (c) 88,725 shares owned by Loryta Investments Inc., a corporation which is beneficially owned by the family of Mr. Ash. See "Certain Transactions"

(5) Includes 162,500 shares issuable upon the exercise of stock options at an exercise price of Cdn. $.3077 (approximately US $.21) per share. See"Certain Transactions"

27 and 28

(6) Includes (a) 48,750 shares owned by Tersan Consultants Inc., a Canadian corporation owned by Mr. Santelli; and (b) an additional 162,500 shares issuable upon the exercise of stock options at an exercise price of Cdn$.3077 (approximately US $.21) per share. See "Certain Transactions"

(7) Includes 19,500 shares and an additional 81,250 shares issuable upon the exercise of stock options at an exercise price of Cdn $.3077 (approximately US $.21 per share) owned by Mr. Rosentzveig's wife, Judit Fellegi. Excludes (a) 462,475 shares owned by 3535843 Canada Inc., a Canadian corporation, in which Mr. Rosentzveig is a minority shareholder with ownership of less than 10% of such corporation's issued and outstanding shares; and (b) an additional 162,500 shares issuable upon the exercise of stock options at an exercise price of Cdn. $.3077(approximately US $.21) per share. See "Certain Transactions"

(8) Based upon 11,286,635 shares issued and outstanding including 1,413,750 shares issuable upon the exercise of outstanding stock options that are exercisable within the next 60 days.

(9) Based upon 12,286,635 shares issued and outstanding including 1,413,750 shares issuable upon the exercise of outstanding stock options that are exercisable within the next 60 days.

(10) Excludes (i) 1,500,000 shares owned by Ashbyrne 2000 Limited, a corporation in which Michael D.A. Ash, a principal shareholder of Ashbyrne Investments Inc is a principal shareholder; (ii) 500,000 shares owned directly by Michael D.A. Ash; and (iii) 88,725 shares owned by Loryta Investments Inc., a corporation which is beneficially owned by the family of Mr. Ash. See "Certain Transactions".

(11) Bartholomew Investments Ltd. is a corporation beneficially owned by the family of Terence C. Byrne.

(12) Includes 195,000 shares issuable to Mr. Ravinsky upon the exercise of stock options at an exercise price of Cdn $.3077 (approximately US $.21) per share.

(13) Includes 48,750 shares issuable to Mr. Paradis upon the exercise of stock options at an exercise price of Cdn $.3077 (approximately US $.21) per share.

(14) Ms. Callaghan is the wife of Richard F. Duffy, our president and chief executive officer. Excludes 162,500 shares issuable upon the exercise of stock options owned by Richard F. Duffy, each of which is exercisable at a price of Cdn. $.3077 (approximately US $.21) per share. See "Certain Transactions"

(15) Ms. Fellegi is the wife of David L. Rosentzveig, one of our directors. Includes 81,250 shares issuable upon the exercise of stock options at an exercise price of Cdn $.3077 (approximately US $.21) per share. Excludes (i) 162,500 shares issuable upon the exercise of stock options owned by David L. Rosentzveig, each of which is exercisable at a price of Cdn. $.3077 (approximately US $.21) per share; and (ii) 462,475 shares owned by 3535843 Canada Inc., a Canadian corporation in which Mr. Rosentzveig is a minority shareholder, with ownership of less than 10% of such corporation's issued and outstanding shares. See "Certain Transactions"

(16) Tersan Consultants Inc. is a corporation owned by Edward Santelli, one of our directors. Excludes 162,500 shares issuable upon the exercise of stock options owned by Edward Santelli, each of which is exercisable at a price of Cdn. $.3077 (approximately US $.21) per share. See "Certain Transactions"

(17) Loryta Investments Ltd. is a corporation, beneficially owned by the family of Michael D.A. Ash. Excludes (a) 500,000 shares owned directly by Mr. Ash; (b) 1,500,000 shares owned by Ashbyrne 2000 Ltd., a corporation in which Mr. Ash is a principal shareholder; and (c) 51,513 shares owned directly by Ashbyrne Investments Inc., a corporation in which Mr. Ash is a principal shareholder. See "Certain Transactions"

(18) Includes 32,500 shares issuable to Martine Lauziere upon the exercise of stock options at an exercise price of Cdn $.3077 (approximately US $.21) per share.

(19) 3535843 Canada Inc. is a Canadian corporation, one of the shareholders of which is David L. Rosentzveig, one of our directors. Mr. Rosentzveig owns less than 10% of the outstanding stock of such corporation. The corporation is owned by approximately 30 partners from the law firm of Mendelsohn, Rosentzveig & Schacter.

(20) Excludes (a) 1,500,000 shares owned by Ashbyrne 2000 Ltd., a corporation in which Mr. Ash is a principal shareholder; (b) 51,513 shares owned by Ashbyrne Investments Inc., a corporation in which Mr. Ash is a principal shareholder; and (c) 88,725 shares owned by Loryta Investments Inc., a corporation beneficially owned by the family of Michael Ash. See "Certain Transactions".

(21) Excludes (a) 51,513 shares owned by Ashbyrne Investments Inc., a corporation in which Michael Ash, the principal shareholder of Ashbyrne 2000 Limited is a principal shareholder; (b) 500,000 shares owned directly by Michael Ash, and (c) 88,725 shares owned by Loryta Investments Inc., a corporation beneficially owned by the family of Mr. Ash.

(22) These shares were issued in consideration of legal services including, but not limited to, general corporate work and the preparation of this prospectus and related documents.

(23) C.C.J. Investments Ltd. is a corporation owned by Manuel Schacter

(24) 3517942 Canada Inc. is a corporation owned by Lynda Godon

(25) Zax Management Ltd. is a corporation owned by Max Rosentzveig.

DESCRIPTION OF SECURITIES

General

Under our Articles of Incorporation, we are authorized to issue 20,000,000 shares of Common Stock, $.001 par value per share. At January 31, 2003, we had issued and outstanding 4,078,582 shares of Common Stock. Assuming the acquisition of Guitron Corporation had taken place on January 31, 2003, there would be 14,578,871 shares of our common stock issued and outstanding as at such date.

Common Stock

The holders of shares of Common Stock are entitled to dividends when and as declared by our Board of Directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to common shareholders. Holders of Common Stock have one non-cumulative vote for each share held. There are no pre-emptive, conversion or redemption privileges, nor sinking fund provisions, with respect to our Common Stock. All of our outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

Penny Stock Rules

At the present time, there is no public market for our stock. However, it s expected that upon the successful completion and closing of this public offering, our common stock will be traded in the over-the-counter market and that trading activity will be reported on the OTC Electronic Bulletin Board.

The United States Securities and Exchange Commission "Securities Enforcement and Penny Stock Reform Act of 1990" requires special disclosure relating to the trading of any stock defined as a "penny stock". Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share and is not listed on The Nasdaq Small Cap Stock Market or a major stock exchange. These regulations subject all broker-dealer transactions involving such securities to special "Penny Stock Rules". Following the completion of this offering the commencement of trading of our common stock, and the foreseeable future thereafter, the market price of our common stock is expected to be substantially less than $5 per share. Accordingly, should anyone wish to sell any of our shares through a broker-dealer, such sale will be subject to the Penny Stock Rules. These Rules will affect the ability of broker-dealers to sell our shares (and will therefore also affect the ability of purchasers in this offering to re-sell their shares in the secondary market, if such a market should ever develop.)

The Penny Stock Rules impose special sales practice requirements on broker-dealers who sell shares defined as a "penny stock" to persons other than their established customers or "Accredited Investors." Among other things, the Penny Stock Rules require that a broker-dealer make a special suitability determination respecting the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. In addition, the Penny Stock Rules require that a broker-dealer deliver, prior to any transaction, a disclosure schedule prepared in accordance with the requirements of the Commission relating to the penny stock market. Disclosure also has to be made about commissions payable to both the broker-dealer and the registered representative and the current quotations for the securities. Finally, monthly statements have to be sent to any holder of such penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the rule may affect the ability of broker-dealers to sell our shares and may affect the ability of holders to sell our shares in the secondary market. Accordingly, for so long as the Penny Stock Rules are applicable to our common stock, it may be difficult to trade such stock because compliance with the Penny Stock Rules can delay or preclude certain trading transactions. This could have an adverse effect on the liquidity and price of our common stock.

Delaware Anti-Takeover Law

We are not presently subject to Section 203 of the DGCL and will not become subject to Section 203 in the future unless, among other things, our common stock is (i) listed on a national securities exchange; (ii) authorized for quotation on the NASDAQ Stock Market; or (iii) held of record by more than 2,000 stockholders. If Section 203 should become applicable to us in the future, it could prohibit or delay a merger, takeover or other change in control of our

Company and therefore could discourage attempts to acquire us. Section 203 restricts certain transactions between a corporation organized under Delaware law and any person holding 15% or more of the corporation's outstanding voting stock, together with the affiliates or associates of such person (an "Interested Stockholder"). Section 203 prevents, for a period of three years following the date that a person became an Interested Stockholder, the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met): (a) mergers or consolidations, (b) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation, (c) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation, (d) any other transaction which has the effect of increasing the proportionate' share of the stock of any class or series of the corporation which is owned by the Interested Stockholder and (e) receipt of the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the board of directors of the corporation prior to the time such stockholder becomes an Interested Stockholder. Additionally, an Interested Stockholder may avoid the statutory restriction if, upon the consummation of the transaction whereby such stockholder becomes an Interested

Stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employees stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock not owned by the Interested Stockholder. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party who is not an Interested Stockholder (or who becomes such with approval of the board of directors) if the proposed transaction involves (a) certain mergers or consolidations involving the corporation, (b) a sale or other transfer of over 50% of the aggregate assets of the corporation, or (c) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

Transfer Agent

Holladay Stock Transfer 2939 North 67th Place, Scottsdale, AZ 85251 will act as the Transfer Agent for our common stock.

PLAN OF DISTRIBUTION

Shares Offered and Sold by Us

A maximum of 1,000,000 shares will be offered and sold by us through our officers. No selling discounts, commissions or other form of remuneration will be paid by us in connection with this offering. We will however, reimburse our officers for any out of pocket expenses incurred by them. The shares are being offered by us subject to prior sale, to acceptance of an offer to purchase, to approval of certain legal matters by our counsel and to certain other conditions. We reserve the right to withdraw or cancel such offers and to reject orders in whole or in part. The offering period will commence on the date of this prospectus and end no later than 60 days thereafter unless extended by us, in our sole and absolute discretion, up to an additional 15 days. You will not be entitled to a return of your subscription funds unless your subscription is registered by us.

The proceeds received by us from the sale of our shares will be immediately available to the Corporation.

The price at which the shares are being offered by us has been established without independent appraisal by management and has no relationship to our book value per share, earnings, or other generally accepted measurements of value. Up to 10% of the shares offered and sold by us in the offering may be purchased by present shareholders of Guitron Corporation or Guitron International Inc., including officers and directors of these corporations.

How to Subscribe for Shares Being Offered and Sold By Us

If you desire to subscribe for shares offered by us in this offering, you must complete a subscription agreement and pay the entire subscription amount by money order, certified, bank or cashier's check, upon subscribing. You must deliver the subscription agreement directly to us. Checks and money orders must be made payable to "Guitron International Inc."

By signing the subscription agreement you are making a binding offer to buy shares. The subscription agreement also constitutes your agreement to indemnify us against liabilities incurred because of any misstatements and omissions you make in the subscription agreement. All subscriptions are subject to acceptance by us.

Shares Offered and Sold by the Selling Stockholders

The shares offered by the Selling Stockholders may be sold or distributed from time to time by the Selling Stockholders or by pledgees, donees or transferees of, or successors in interest to, the Selling Stockholders directly to one or more purchasers, including pledgees, or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. We will pay the expenses incurred to register the shares being offered by the Selling Stockholders for resale, but the Selling Stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The commission or discount which may be received by any member of the National Association of Securities Dealers, Inc. in connection with these sales will not be greater than 8%.

The distribution of the shares may be effected in one or more of the following methods

- ordinary brokers transactions, which may include long or short sales, o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,

- "at the market" to or through market makers or into an existing market for the common stock,
- in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, or

- any combination of the foregoing, or by any other legally available means.

In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of common stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Such compensation as to a particular broker-dealer may be in excess of customary commissions. The Selling Stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. No Selling Stockholder can presently estimate the amount of such compensation.

Each Selling Stockholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, Selling Stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus. There can be no assurance that the Selling Stockholders will sell any or all of the shares of common stock offered by them hereunder.

SHARES ELIGIBLE FOR FUTURE SALE

Assuming the sale of the maximum offering amount, upon consummation of our acquisition of Guitron Corporation and the offering, we will have 14,578,871 shares of common stock issued and outstanding. Of these shares, the 1,000,000 shares sold in the offering together with all shares that can be sold in this offering by the selling shareholders will be freely tradeable without restriction or further registration under the Securities Act.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities may be permitted to directors, officers and controlling persons pursuant to Section 145 of the Delaware General Corporation Law, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy and is, therefore, unenforceable. See "Management - Directors -Limitation on Directors Liability".

EXPERTS

The financial statements included in this prospectus, and elsewhere in the registration statement as of July 31, 2002, and July 31, 1999 and from December 6, 1999 (date of inception), to July 31, 2002, have been audited by Miller & McCollom, CPA's, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

The report of Miller & McCollom covering the two years ended July 31, 2002 contains an explanatory paragraph that states that we have incurred losses since inception and have limited liquidity and capital resources, which raises substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of reported assets amounts or the amounts and classification of liabilities that might result from the outcome of that uncertainly.

ADDITIONAL INFORMATION

We have filed with the principal office of the Securities and Exchange Commission in Washington, D.C., a registration statement on Form SB-2 relating to the shares offered in this prospectus. This prospectus does not contain all of the information included in the registration statement and the exhibits thereto, to which reference is now made. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is not necessarily complete and is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. You may inspect the registration statement and its exhibits without charge, or obtain a copy of all or any portion thereof, at prescribed rates, at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. See "Where You Can Get More Information".

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

As of September 2, 2002, we dismissed our principal accountant previously engaged to audit our financial statements, Pinkham& Pinkham. Pinkham & Pinkham was engaged to audit our financial statements for the fiscal years ended July 31, 2000 and 1999. Pinkham & Pinkham's report on our financial statements for the fiscal years ended July 31, 2000, and 2000 contained substantial doubt about our ability to continue as a going concern. Such report did not contain any other adverse opinion or a disclaimer of opinion nor was it in any other way qualified or modified as to uncertainty, audit scope, or accounting principles.

The decision to change accountants was approved by our Board of Directors.

During our two (2) most recent fiscal years and during all subsequent interim periods preceding Pinkham & Pinkham's dismissal, there were no disagreements between us and the accounting firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Other than the comments with respect to substantial doubt about our ability to continue as a going concern as described above, there were no reportable events (as such term is defined by paragraph (a)(1)(v) of Item 304 of Regulation S-K promulgated by the Securities and Exchange Commission ("Regulation S-K") that occurred within our two most recent fiscal years nor any subsequent interim period preceding the dismissal of Pinkham & Pinkham.

We provided Pinkham & Pinkham with a copy of the disclosures made on a Form 8-K, filed on September 13, 2002, prior to the filing of the same. We requested Pinkham & Pinkham to furnish us with a letter addressed to the SEC stating whether it agrees with the statements made in the Form 8-K. The letter was received and filed as an exhibit to an amended Form 8-K filed on September 23, 2002.

As of September 2nd, 2002, we engaged the accounting firm of Miller & McCollom as our principal accounting firm to audit our financial statements. We had not consulted with Miller & McCollom regarding either the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on our financial statements; nor any disagreement or other reportable event (as such are defined in paragraphs (a)(1)(iv)-(v) under Item 304 of Regulation S-K) as no such disagreement or reportable event occurred as disclosed above.

FINANCIAL STATEMENTS

AND

INDEPENDENT ACCOUNTANTS' REPORT

GUITRON INTERNATIONAL INC.
(A development stage company)

July 31, 2002

INDEX TO FINANCIAL STATEMENTS

Financial Statement	Location

GUITRON INTERNATIONAL INC.

Independent Auditors'Report	F-3
Balance Sheets as of July 31, 2000, 2001 and 2002	F-4
Statements of Operations for the years ended July 31, 2001 and 2002 and from inception (December 9, 1999) to July 31, 2000, 2001 and 2002	F-5
Statements of Cash Flows for the years ended July 31, 2001 and 2002 and from inception (December 9, 1999) to July 31, 2000, 2001 and 2002	F-6 - F-7
Statements of Stockholders (Deficit)	F-8 -F-12
Notes to Audited Financial Statements	F-13 -F-16

Unaudited Balance Sheets as of October 31, 2002	F-17
Unaudited Statement of Operations for the periods ended October 31, 2002 and from inception (December 9, 1999) to October 31, 2002 and comparative periods	F-18
Unaudited Statement of Cash Flow for the periods ended October 31, 2002 and from inception (December 9, 1999) to October 31, 2002 and comparative periods	F-19
Unaudited Statement of Stockholders Equity for the periods ended October 31, 2002 and from inception (December 9, 1999) to October 31, 2002 and comparative periods	F-20 -F-25
Notes to Unaudited Financial Statements	F-26

Report of Independent Certified Public Accountants

The Board of Directors

Guitron International, Inc.

We have audited the accompanying balance sheet of Guitron International, Inc. (A Development Stage Company) as of July 31, 2002, 2001 and 2000 and the related statement of operations, stockholders'equity (deficit) and cash flows for the period from December 6, 1999 (inception) through July 31, 2000, and the years ending July 31, 2001 and 2002. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements, referred to above, present fairly, in all material respects, the financial position of Guitron International, Inc. as of July 31, 2002, 2001 and 2000 and the related statement of operations, stockholders'equity (deficit) and cash flows for the period from December 6, 1999 (inception) through July 31, 2000, and the years ending July 31, 2001 and 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2, the Company has minimal working capital and no business operations, which raise substantial doubts about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Miller and McCollom
MILLER AND MCCOLLOM
Certified Public Accountants
4350 Wadsworth Boulevard, Suite 300
Wheat Ridge, Colorado 80033
February 4, 2003

GUITRON INTERNATIONAL INC.
(A development stage company)

BALANCE SHEETS
	July 31,
	2002	2001	2000
ASSETS

CURRENT ASSETS
Cash	$--	$53	$942
Prepaid expenses	1,665	72,332	282,667
Total Current Assets	$1,665	$72,385	$283,609

Loans receivable (Note 5)	72,525	64,800	60,000
Loan to Guitron Corporation, net of valuation allowance of $241,140 for 2002, $219,218 for 2001 and $183,466 for 2000	--	--	--

Total Assets	74,190	137,185	343,609

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$59,329	$47,361	$12,602
Accounts payable (related party)	259,203	130,342	20,342
Accrued expenses	10,079	5,040	--
Advances due to shareholders	4,296	4,296	1,109
Loans payable(Note 6)	--	27,403	333,274

Total Current Liabilities	332,907	214,442	367,327

Commitments And Contingencies (Note 12)

STOCKHOLDERS' DEFICIT

Common stock - authorized 20,000,000 shares of $0.001 par value, 2,599,300, 3,025,200 and 3,459,160 issued and outstanding for 2000, 2001 and 2002	1,370,640	936,679	551,052
Accumulated deficit during the development stage	(1,629,357)	(1,013,936)	(574,770)

	(258,717)	(77,257)	(23,718)

Total Liabilities and Stockholders' Deficit	$74,190	$137,185	$343,609

The accompanying notes are an integral part of these statements.

GUITRON INTERNATIONAL INC.
(A development stage company)

STATEMENTS OF OPERATIONS
	Year ending July 31, 2002	Year ending July 31, 2001	December 6, 1999 (Inception) to July 31, 2002	December 6, 1999 (Inception) to July 31, 2001	December 6, 1999 (Inception) to July 31, 2000

EXPENSES
Consulting	100,000	100,000	289,319	189,319	89,319
Consulting fees settled by the issue of shares	495,167	237,000	871,833	376,666	139,666
Professional fees	5,373	28,703	179,578	174,205	145,502
General and administrative	17,366	22,969	47,662	30,296	7,327

Total Expenses	617,906	388,672	1,388,392	770,486	381,814

(Loss) from operations	(617,906)	(388,672)	(1,388,392)	(770,486)	(381,814)

OTHER INCOME (EXPENSE)
Interest income	29,651	25,086	61,796	32,145	7,059
Interest expense	(5,244)	(39,827)	(61,620)	(56,376)	(16,549)
Unrecoverable loan (Note 4)	(21,922)	(35,753)	(241,141)	(219,219)	(183,466)
(Loss) before income taxes	(615,421)	(439,166)	(1,629,357)	(1,013,936)	(574,770)

Provisions for income taxes	--	--	--	--	--

Net (Loss)	(615,421)	(439,166)	(1,629,357)	(1,013,936)	(574,770)

Net (Loss) per share	(0.19)	(0.16)	(0.58)	(0.40)	(0.25)

Weighted average shares outstanding	3,256,201	2,605,519	2,774,154	2,482,367	2,293,500

 The accompanying notes are an integral part of these statements.

GUITRON INTERNATIONAL INC.
(A development stage company)

STATEMENT OF CASH FLOWS
	Year ending July 31, 2002	Year ending July 31, 2001	December 6, 1999 (Inception) to July 31, 2002	December 6, 1999 (Inception) to July 31, 2001	December 6, 1999 (Inception) to July 31, 2000
Cash flow from operating activities:
Net (loss)	(615,421)	(439,166)	(1,629,357)	(1,013,936)	(574,770)
Reconciling adjustments
Issuance of shares for services	424,500	25,000	1,000,554	576,052	551,052
Interest receivable	(7,726)	(4,800)	(12,529)	(4,800)	--
Adjustments to reconcile net (loss) to net cash used by operating activities:
Decrease (increase) in Prepaid expenses	70,667	210,335	(1,664)	(72,332)	(282,667)
Increase in Accounts payable	140,829	144,759	318,532	177,703	32,944
Increase in Accrued expenses	5,040	5,040	10,080	5,040	--
Total adjustments	633,310	380,334	1,314,973	681,663	301,329

Net cash provided (used) by operating activities	17,889	(58,832)	(314,384)	(332,273)	(273,441)

Cash flows from investing activities:
Investment in Loans receivable	--	--	(60,000)	(60,000)	(60,000)

Net cash flow used by investing activities	--	--	(60,000)	(60,000)	(60,000)

Cash flows from financing activities:
Advances from shareholders	--	3,187	4,296	4,296	1,109
Proceeds from loans payable	918	54,756	388,949	388,030	333,274
Repayment of loans	(18,860)	--	(18,861)	--	--
Net cash flow provided (used) by financing activities	(17,942)	57,942	374,384	392,326	334,383

Net (decrease) increase in cash and cash equivalents	(53)	(889)	--	53	942

Cash and cash equivalents, beginning of year	53	942	--	--	--

Cash and cash equivalents, end of year	--	53	--	53	942

Supplemental schedule of non-cash investing and financing activities:
Accrued interest expense added to Loans payable	918	38,018	55,229	54,311	16,293

Supplemental schedule of cash flow information:
Interest paid	--	--	--	--	--
Income taxes paid	--	--	--	--	--

 F-6 and F-7

The accompanying notes are an integral part of these statements

GUITRON INTERNATIONAL INC.
(A development stage company)

STATEMENT OF STOCKHOLDERS' (DEFICIT)
		Common Stock		Accumulated Deficit During the Development Stage	Total Stockholders'(Deficit)
	Date of issue	Shares	Amount

Balance at December 6, 1999		--	--	--	--
Issue of shares for services	Dec. 7, 1999	500,000	106,000	--	106,000
Issue of shares for services	Dec. 7, 1999	1,500,000	318,000	--	318,000
Issue of shares for services	Dec. 7, 1999	299,650	63,526	--	63,526
Issue of shares for services	Dec. 7, 1999	299,650	63,526	--	63,526
Net (loss)		--	--	(574,770)	(574,770)
Balance at July 31, 2000		2,599,300	551,052	(574,770)	(23,718)
Net (loss)		--	--	(95,760)	(95,760)
Balance at October 31, 2000		2,599,300	551,052	(670,530)	(119,478)
Net (loss)		--	--	(90,330)	(90,330)
Balance at January 31, 2001		2,599,300	551,052	(760,860)	(209,808)
Issue of shares for services	March 1, 2001	5,000	5,000	--	5,000
Issue of shares for services	April 1, 2001	5,000	5,000	--	5,000
Net (loss)		--	--	(89,536)	(89,536)
Balance at April 30, 2001		2,609,300	561,052	(850,396)	(289,344)
Issue of shares for services	May 1, 2001	5,000	5,000	--	5,000
Issue of shares for services	June 1, 2001	5,000	5,000	--	5,000
Issue of shares for services	July 1, 2001	5,000	5,000	--	5,000
Conversion of note payable to Common Stock	July 31, 2001	17,310	17,310	--	17,310
Conversion of note payable to Common Stock	July 31, 2001	7,501	7,501	--	7,500
Conversion of note payable to Common Stock	July 31, 2001	5,770	5,770	--	5,770
Conversion of note payable to Common Stock	July 31, 2001	23,316	18,422	--	18,422
Conversion of note payable to Common Stock	July 31, 2001	1,732	1,732	--	1,732

GUITRON INTERNATIONAL INC.
(A development stage company)

STATEMENT OF STOCKHOLDERS' (DEFICIT)
	Common Stock		Accumulated Deficit During the Development Stage	Total Stockholders'(Deficit)
Date of issue	Shares	Amount

Conversion of note payable to Common Stock	July 31, 2001	347	347	--	347
Conversion of note payable to Common Stock	July 31, 2001	578	578	--	578
Conversion of note payable to Common Stock	July 31, 2001	578	578	--	578
Conversion of note payable to Common Stock	July 31, 2001	289	289	--	289
Conversion of note payable to Common Stock	July 31, 2001	1,154	1,154	--	1,154
Conversion of note payable to Common Stock	July 31, 2001	4,618	4,618	--	4,618
Conversion of note payable to Common Stock	July 31, 2001	11,834	11,834	--	11,834
Conversion of note payable to Common Stock	July 31, 2001	15,817	15,817	--	15,817
Conversion of note payable to Common Stock	July 31, 2001	27,673	27,673	--	27,673
Conversion of note payable to Common Stock	July 31, 2001	8,072	8,072	--	8,072
Conversion of note payable to Common Stock	July 31, 2001	11,834	11,834	--	11,834
Conversion of note payable to Common Stock	July 31, 2001	3,464	3,464	--	3,464
Conversion of note payable to Common Stock	July 31, 2001	6,927	6,927	--	6,927
Conversion of note payable to Common Stock	July 31, 2001	5,734	5,754	--	5,754
Conversion of note payable to Common Stock	July 31, 2001	3,452	3,452	--	3,452
Conversion of note payable to Common Stock	July 31, 2001	28,766	28,766	--	28,766

GUITRON INTERNATIONAL INC.
(A development stage company)

STATEMENT OF STOCKHOLDERS' (DEFICIT)
	Common Stock		Accumulated Deficit During the Development Stage	Total Stockholders'(Deficit)
Date of issue	Shares	Amount

Conversion of note payable to Common Stock	July 31, 2001	3,452	3,452	--	3,452
Conversion of note payable to Common Stock	July 31, 2001	24,230	24,230	--	24,230
Conversion of note payable to Common Stock	July 31, 2001	5,761	5,761	--	5,761
Conversion of note payable to Common Stock	July 31, 2001	3,456	3,456	--	3,456
Conversion of note payable to Common Stock	July 31, 2001	17,224	17,223	--	17,224
Conversion of note payable to Common Stock	July 31, 2001	1,732	1,731	--	1,731
Conversion of note payable to Common Stock	July 31, 2001	1,501	1,500	--	1,500
Conversion of note payable to Common Stock	July 31, 2001	809	808	--	808
Conversion of note payable to Common Stock	July 31, 2001	1,153	1,153	--	1,153
Conversion of note payable to Common Stock	July 31, 2001	15,556	15,566	--	15,566
Conversion of note payable to Common Stock	July 31, 2001	17,283	12,669	--	12,669
Conversion of note payable to Common Stock	July 31, 2001	5,470	3,845	--	3,845
Conversion of note payable to Common Stock	July 31, 2001	5,731	4,075	--	4,075
Conversion of note payable to Common Stock	July 31, 2001	28,902	20,318	--	20,318
Conversion of note payable to Common Stock	July 31, 2001	5,118	3,374	--	3,374
Conversion of note payable to Common Stock	July 31, 2001	22,692	15,437	--	15,437

GUITRON INTERNATIONAL INC.
(A development stage company)

STATEMENT OF STOCKHOLDERS' (DEFICIT)
	Common Stock		Accumulated Deficit During the Development Stage	Total Stockholders'(Deficit)
Date of issue	Shares	Amount

Conversion of note payable to Common Stock	July 31, 2001	5,773	4,245	--	4,245
Conversion of note payable to Common Stock	July 31, 2001	5,770	4,238	--	4,238
Conversion of note payable to Common Stock	July 31, 2001	22,922	16,056	--	16,056
Conversion of note payable to Common Stock	July 31, 2001	19,599	19,598	--	19,598
Net (loss)		--	--	(163,540)	(163,540)
Balance at July 31, 2001		3,025,200	936,679	(1,013,936)	(77,257)
Issue of shares for services	August 1, 2001	5,000	5,000	--	5,000
Issue of shares for services	Sept. 1, 2001	5,000	5,000	--	5,000
Issue of shares for services	Oct. 1, 2001	5,000	5,000	--	5,000
Net (loss)		--	--	(99,927)	(99,927)
Balance at October 31, 2001		3,040,200	951,679	(1,113,863)	(162,184)
Issue of shares for services	Nov. 1, 2001	150,000	150,000	--	150,000
Issue of shares for services	Nov. 30, 2001	8,000	8,000	--	8,000
Issue of shares for services	Dec. 6, 2001	62,500	62,500	--	62,500
Issue of shares for services	Dec. 31, 2001	8,000	8,000	--	8,000
Conversion of note payable to Common Stock	Dec. 31, 2001	9,460	9,461	--	9,461
Issue of shares for services	Jan. 31, 2002	8,000	8,000	--	8,000
Net (loss)		--	--	(286,690)	(286,690)
Balance at January 31, 2002		3,286,160	1,197,640	(1,400,553)	(202,913)
Issue of shares for services	Feb. 28, 2002	8,000	8,000	--	8,000
Issue of shares for services	March 6, 2002	62,500	62,500	--	62,500
Issue of shares for services	March 31, 2002	8,000	8,000	--	8,000

GUITRON INTERNATIONAL INC.
(A development stage company)

STATEMENT OF STOCKHOLDERS' (DEFICIT)
	Common Stock		Accumulated Deficit During the Development Stage	Total Stockholders'(Deficit)
Date of issue	Shares	Amount

Issue of shares for services	April 30,2002	8,000	8,000	--	8,000
Net (loss)				(112,858)	(112,858)
Balance at January 31, 2002		3,372,660	1,284,140	(1,513,411)	(229,271)
Issue of shares for services	May 31, 2002	8,000	8,000	--	8,000
Issue of shares for services	June 6, 2002	62,500	62,500	--	62,500
Issue of shares for services	June 30, 2002	8,000	8,000	--	8,000
Issue of shares for services	July 31, 2002	8,000	8,000	--	8,000

Net (loss)		--	--	(115,946)	(115,946)
Balance at July 31, 2002		3,459,160	1,370,640	(1,629,357)	(258,717)

 The accompanying notes are an integral part of these statements.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Guitron International Inc. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements. The financial statements are stated in United States of America dollars.

Organization and Description of Business

The Company was incorporated in the State of Delaware December 6, 1999.

The Company has devoted almost all of its efforts to the acquisition of Guitron Corporation, a corporation registered in the province of Quebec, Canada ("Guitron Canada"). Guitron Canada's activities to date have involved the development of a unique musical instrument called the Guitron.

Foreign Currency

The functional currency of the Company is the United States dollar. The Company has adopted SFAS 52 for accounting for foreign currency transactions. Generally, the Company measures transactions in foreign currencies at the transaction date using the spot exchange rate, and records a currency gain or loss (if any) at the date of settlement.

Use of Estimates

The preparation of the Company's financial statements in conformity with generally accepted account principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Earnings (Loss) Per Share

Earnings (loss) per share of common stock is computed by dividing the net earnings (loss) by the weighted average number of common shares outstanding during the period.

Estimated Fair Value of Financial Instruments

The carrying value of accounts payable, prepaid expenses and other current expenses reflected in the financial statement approximates fair value due to the short-term maturity of the instruments. The carrying value of loans receivable is impractical to estimate because the market value of similar instruments is impossible to determine.

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". SFAS 130 requires that the components and total amounts of comprehensive income be displayed in the financial statements beginning in 1998. Comprehensive income includes net income (loss) and all changes in equity during a period that arises from non-owner sources, such as foreign currency items and unrealized gains and losses on certain investments in equity securities. The Company has no sources of comprehensive income other than net (loss).

Income Taxes

The Company records deferred taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The statement requires recognition of deferred tax assets and liabilities for temporary differences between the tax bases of assets and liabilities and the amounts at which they are carried in the financial statements, based upon the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Provision for unrecoverable loans

The company periodically reviews the recoverability of accounts and loans receivable and establishes a valuation allowance for those determined to be in doubt of collection.

Other

The Company's fiscal year end is July 31.

The Company paid no dividends during the periods presented.

Certain comparative figures have been reclassified to conform to the current year presentation.

The Company consists of one reportable business segment.

The Company has no advertising expenses.

NOTE 2 - BASIS OF PRESENTATION -GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has insufficient working capital and is subject to the risks related to a development stage company. This fact raises substantial doubt about the Company's ability to continue as a going concern. Management believes it can obtain additional funding in order to complete its business plan.

NOTE 3 - DEVELOPMENT STAGE COMPANY

Based upon the Company's business plan, it is a development stage enterprise. Accordingly, the Company presents its financial statements in conformity with the accounting principles generally accepted in the United States of America that apply in establishing operating enterprises. As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative statements of operations and cash flows from inception to the current balance sheet date.

NOTE 4 -LOANS TO GUITRON CANADA

The Company has advanced $191,873 to Guitron Canada as part of its proposed acquisition. Under an agreement dated January 1, 2002, the loan is secured by the company's patents and other assets and bears interest at the rate of 10% per annum, but the Company has determined that Guitron Canada will not be able to repay the loan because it has insufficient assets and no revenue. Accordingly, the Company has established a valuation allowance for the entire amount, which is shown on the Statement of Operations as "unrecoverable loan." The company has continued to accrue interest on the loan.

NOTE 5 - LOANS RECEIVABLE

The loan, which is valued at cost, is unsecured, bears interest at 8% per annum and is repayable on or before September 30, 2004.

NOTE 6 - LOANS PAYABLE

During the year ended July 31, 2000, the Company issued convertible promissory notes totaling $318,090 from a variety of individuals, bearing interest at the rate of 10% per year and convertible to common stock at the rate of $1.00 per share. The loans were unsecured and had no specific repayment terms. These loans, including accrued interest, were converted to Common Stock on July 31, 2001.

NOTE 7 - STOCKHOLDERS' EQUITY

Common Stock

The Company is authorized to issue 20,000,000 shares with a par value of $0.001. During the period from inception to July 31, 2000, 2,599,300 shares were issued in settlement of services valued at $551,052 based on the estimated value of the services provided. A further 25,000 shares were issued in settlement of services valued at $25,000 based on the estimated value of the services provided and 400,900 shares were in settlement of loans payable of $360,627 during the year ended July 31, 2001. During the year ended July 31, 2002, 424,500 shares were issued in settlement of services valued at $424,500 based on the estimated value of the services provided and 9,460 shares issued in settlement of loans payable of $9,461.

Subsequent to the July 31, 2002, the Company issued a further 20,000 shares in settlement of debt of $20,000. The debt is included in Accounts Payable at July 31, 2002.

The Company currently does not have any warrants or options outstanding.

NOTE 8 - STOCK-BASED COMPENSATION

The Company entered into an Employment Agreement dated November 1, 2001 with its Vice President, Mr. Remi Chehata, whereby Mr. Chehata earns annual base salary of CDN $96,000 (approximately US$63,850) and is subject to annual review and increase by the President of the Corporation. Mr. Chehata is also eligible under this agreement to receive discretionary bonuses determined by the President. The Corporation has the option under this agreement to satisfy its obligation of Mr. Chehata's monthly base salary in the form of 8,000 shares of common stock per month. Mr. Chehata also received a signing bonus of 150,000 shares of our common stock. Under the terms of Mr. Chehata's contract, should he be terminated for reasons other than cause, or due to a change in control, Mr. Chehata's severance would be equal to two years salary which can be either paid in one or twelve installments, as well, his employee benefits would continue in place until such time as he becomes gainfully employed again. The Company issued Mr. Chehata a total of 222,000 shares valued at $222,000 in settlement of his salary and bonus for the year ended July 31, 2002.

NOTE 9 - RELATED PARTY TRANSACTIONS

A former Director of the Company provided services totaling $66,667 during the period from inception to July 31, 2000 and $100,000 each for the years ended July 31, 2001 and 2002. In addition the Director provided a loan of $18,861 to the Company. A total of $239,203 is included in Accounts Payable in respect of the services and the loan.

A company controlled by the former Secretary and Treasurer of the Company provided services during the period from inception to July 31, 2002 totaling $611,500, all of which was settled by the issuance of 2,187,500 shares of common stock.

The Company owes stockholders for advances of $4,296, which are unsecured, bear no interest and have no specific repayment terms.

NOTE 11 - RISKS AND UNCERTAINTIES

The company faces significant risks associated with a development-stage enterprise. The Company has no source of revenue. There is no assurance that the company can secure enough capital to be able to complete its business plan. There is no assurance that the company will be able to complete its plan to acquire Guitron Canada.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

The Company entered into an Executive Compensation Agreement with Richard Duffy, the Company's former president, on December 6, 1999. This three-year agreement provides that Mr. Duffy is to be paid a base salary $100,000US, plus reimbursement of expenses and that he is eligible for discretionary bonuses and raises. This agreement expired as of December 6, 2002. As of July 31, 2002, the Company owes Mr. Duffy $239,203 in unpaid salary. During the months from August 1, 2002 through November 30, 2002, Mr. Duffy's salary under the Executive Compensation Agreement continued to accrue.

NOTE 13 -INCOME TAXES

As of July 31, 2002, the Company had approximately $1,387,000 of net operating loss carryforwards that resulted in degferred tax assets for the Company. The Company had a change in the estimated deferred tax asset of $59,000 in 2000, $60,000 in 2001 and $89,000 in 2002 related to the net operating loss carryforwards, for a total estimated deferred tax asset of $208,000 at July 31, 2002. A valuation allowance has been provided for the total amount of the deferred tax asset, since the amounts, if any, of future revenues necessary to be able to utilize the carryover, are uncertain. The ability of the Company to take advantage of the net operating loss carryforwards may be restricted by law if there is a change in control of the Company.

Income taxes at the statutory rate are reconciled to the Company's actual income taxes as follows:
Income tax benefit at statutory rate resulting from net operating loss carryforward	(15%)
Deferred income tax allowance	15%
0%

The net operating loss carryforwards expire as follows:
2020	391,000
2021	403,000
2022	593,000
Total	1,387,000

NOTE 14 - SUBSEQUENT EVENTS

During the period from September 5, 2002 to January 31, 2003, the Company entered into agreements with Guitron Canada and those shareholders which hold an aggregate of more than 70% of the issued and outstanding shares of Guitron Canada. Pursuant to the terms of these agreements, the Company will issue 3.25 shares of its common stock in exchange for each share of common stock of Guitron Canada. There are 3,002,358 shares of Guitron Canada outstanding, which will convert into 9,757,664 shares of the Company, or approximately 71% of the outstanding shares of the Company. In addition, approximately 435,000 existing stock options of Guitron Canada will also be exchanged for options of the Company, where each current option of Guitron Canada will be converted into an option to purchase 3.25 shares of the Company with an exercise price of $1.00 CDN for 3.25 shares, or approximately US$.20 per share, and will expire on various dates between January 2004 and December 2004.

The agreements require the acceptance of all existing shareholders of Guitron Canada before closing. Upon closing, Guitron Canada will become a wholly-owned subsidiary of the Company and there will a change in control of the Company.

After July 31, 2002 the Company issued 20,000 shares in settlement of debt of $20,000.

GUITRON INTERNATIONAL INC.

BALANCE SHEETS
	October 31, 2002 (Unaudited)	July 31, 2002 (Audited)
ASSETS

CURRENT ASSETS
Cash	$971	$--
Prepaid expenses	--	1,665

Total Current Assets	$971	$1,665

Loans receivable	73,990	72,525
Loan to Guitron Corporation, net of valuation allowance of $247,218 for October 31, 2002 and $241,140 for 2002	--	--

Total Assets	74,961	74,190

LIABILITES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$62,776	$59,329
Accounts payable (related party)	249,818	259,203
Accrued expenses	11,079	10,079
Advances due to shareholders	4,296	4,296
Loans payable	3,258	--

Total Current Liabilities	331,227	332,907

Commitments And Contingencies

STOCKHOLDERS' DEFICIT

Common stock - authorized 20,000,000shares of $0.001 par value.	1,491,525	1,370,640
Accumulated deficit during the development stage	(1,747,791)	(1,629,357)

	(256,266)	(258,717)
Total Liabilities and Stockholders' Deficit	$74,961	$74,190

GUITRON INTERNATIONAL INC.
STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months to October 31, 2002	Three Months to October 31, 2001	December 6, 1999 (Inception) to October 31, 2002

EXPENSES
Consulting	27,924	25,000	317,243
Consulting fees paid by shares	86,500	68,000	958,333
Professional fees	1,250	1,593	180,828
General and administrative	4,158	4,330	51,820

Total Expenses	119,832	98,923	1,508,224

(Loss) from operations	(119,832)	(98,923)	(1,508,224)

OTHER INCOME (EXPENSE)
Interest income	7,540	5,526	69,336
Interest expense	(64)	(1,004)	(61,684)
Unrecoverable loan	(6,078)	(5,526)	(247,219)

(Loss) before income taxes	(118,434)	(99,927)	(1,747,791)

Provisions for income taxes	--	--	--

Net (Loss)	(118,434)	(99,927)	(1,747,791)

Net (Loss) per share	(0.03)	(0.03)	(0.61)

Weighted average shares outstanding	3,525,828	3,035,037	2,839,394

GUITRON INTERNATIONAL INC.
STATEMENT OF CASH FLOWS
(UNAUDITED)

	Three Months to October 31, 2002	Three Months to October 31, 2001	December 6, 1999 (Inception) to October 31, 2002
Cash flow from operating activities:
Net (loss)	(118,434)	(99,927)	(1,747,791)
Reconciling adjustments
Issuance of shares for services	120,885	15,000	1,121,439
Interest receivable	(1,465)		(13,994)
Adjustments to reconcile net (loss) to net cash used by operating activities:
Decrease (increase) in Prepaid expenses	1,665	45,500	--
Increase in Accounts payable	(5,938)	38,152	312,594
Increase in Accrued expenses	1,001	1,260	11,082
Total adjustments	116,148	99,912	1,431,121

Net cash used by operating activities	(2,286)	(15)	(316,670)

Cash flows from investing activities:
Increase in Loans receivable	--	--	(60,000)
Net cash flow from investing activities	--	--	(60,000)

Cash flows from financing activities:
Advances from shareholders	--	--	4,296
Proceeds from loans payable	3,257	--	392,206
Repayment of loans	--	--	(18,861)
Net cash flow from financing activities	3,257	--	377,641

Net (decrease) increase in cash and cash equivalents	971	(15)	971
Cash and cash equivalents, beginning of year	--	53	--
Cash and cash equivalents, end of year	971	38	971

Supplemental schedule of non-cash investing and financing activities
Accrued interest expense added to Loans payable	64	--	55,283

Supplemental schedule of cash flow information:
Interest paid	--	--	--
Income taxes paid	--	--	--

GUITRON INTERNATIONAL INC.
(A development stage company)

STATEMENT OF STOCKHOLDERS' (DEFICIT)
	Common Stock		Accumulated Deficit During the Development Stage	Total Stockholders'(Deficit)
Date of issue	Shares	Amount

Balance at December 6, 1999		--	--	--	--
Issue of shares for services	Dec. 7, 1999	500,000	106,000	--	106,000
Issue of shares for services	Dec. 7, 1999	1,500,000	318,000	--	318,000
Issue of shares for services	Dec. 7, 1999	299,650	63,526	--	63,526
Issue of shares for services	Dec. 7, 1999	299,650	63,526	--	63,526
Net (loss)		--	--	(574,770)	(574,770)
Balance at July 31, 2000		2,599,300	551,052	(574,770)	(23,718)
Net (loss)		--	--	(95,760)	(95,760)
Balance at October 31, 2000		2,599,300	551,052	(670,530)	(119,478)
Net (loss)		--	--	(90,330)	(90,330)
Balance at January 31, 2001		2,599,300	551,052	(760,860)	(209,808)
Issue of shares for services	March 1, 2001	5,000	5,000	--	5,000
Issue of shares for services	April 1, 2001	5,000	5,000	--	5,000
Net (loss)		--	--	(89,536)	(89,536)
Balance at April 30, 2001		2,609,300	561,052	(850,396)	(289,344)
Issue of shares for services	May 1, 2001	5,000	5,000	--	5,000
Issue of shares for services	June 1, 2001	5,000	5,000	--	5,000
Issue of shares for services	July 1, 2001	5,000	5,000	--	5,000
Conversion of note payable to Common Stock	July 31, 2001	17,310	17,310	--	17,310
Conversion of note payable to Common Stock	July 31, 2001	7,501	7,501	--	7,500
Conversion of note payable to Common Stock	July 31, 2001	5,770	5,770	--	5,770

GUITRON INTERNATIONAL INC.
(A development stage company)

STATEMENT OF STOCKHOLDERS' (DEFICIT)
	Common Stock		Accumulated Deficit During the Development Stage	Total Stockholders'(Deficit)
Date of issue	Shares	Amount

Conversion of note payable to Common Stock	July 31, 2001	23,316	18,422	--	18,422
Conversion of note payable to Common Stock	July 31, 2001	1,732	1,732	--	1,732
Conversion of note payable to Common Stock	July 31, 2001	347	347	--	347
Conversion of note payable to Common Stock	July 31, 2001	578	578	--	578
Conversion of note payable to Common Stock	July 31, 2001	578	578	--	578
Conversion of note payable to Common Stock	July 31, 2001	289	289	--	289
Conversion of note payable to Common Stock	July 31, 2001	1,154	1,154	--	1,154
Conversion of note payable to Common Stock	July 31, 2001	4,618	4,618	--	4,618
Conversion of note payable to Common Stock	July 31, 2001	11,834	11,834	--	11,834
Conversion of note payable to Common Stock	July 31, 2001	15,817	15,817	--	15,817
Conversion of note payable to Common Stock	July 31, 2001	27,673	27,673	--	27,673
Conversion of note payable to Common Stock	July 31, 2001	8,072	8,072	--	8,072
Conversion of note payable to Common Stock	July 31, 2001	11,834	11,834	--	11,834
Conversion of note payable to Common Stock	July 31, 2001	3,464	3,464	--	3,464

GUITRON INTERNATIONAL INC.
(A development stage company)

STATEMENT OF STOCKHOLDERS' (DEFICIT)
	Common Stock		Accumulated Deficit During the Development Stage	Total Stockholders'(Deficit)
Date of issue	Shares	Amount

Conversion of note payable to Common Stock	July 31, 2001	6,927	6,927	--	6,927
Conversion of note payable to Common Stock	July 31, 2001	5,734	5,754	--	5,754
Conversion of note payable to Common Stock	July 31, 2001	3,452	3,452	--	3,452
Conversion of note payable to Common Stock	July 31, 2001	28,766	28,766	--	28,766
Conversion of note payable to Common Stock	July 31, 2001	3,452	3,452	--	3,452
Conversion of note payable to Common Stock	July 31, 2001	24,230	24,230	--	24,230
Conversion of note payable to Common Stock	July 31, 2001	5,761	5,761	--	5,761
Conversion of note payable to Common Stock	July 31, 2001	3,456	3,456	--	3,456
Conversion of note payable to Common Stock	July 31, 2001	17,224	17,223	--	17,224
Conversion of note payable to Common Stock	July 31, 2001	1,732	1,731	--	1,731
Conversion of note payable to Common Stock	July 31, 2001	1,501	1,500	--	1,500
Conversion of note payable to Common Stock	July 31, 2001	809	808	--	808
Conversion of note payable to Common Stock	July 31, 2001	1,153	1,153	--	1,153
Conversion of note payable to Common Stock	July 31, 2001	15,556	15,566	--	15,566

GUITRON INTERNATIONAL INC.
(A development stage company)

STATEMENT OF STOCKHOLDERS' (DEFICIT)
	Common Stock		Accumulated Deficit During the Development Stage	Total Stockholders'(Deficit)
Date of issue	Shares	Amount

Conversion of note payable to Common Stock	July 31, 2001	17,283	12,669	--	12,669
Conversion of note payable to Common Stock	July 31, 2001	5,470	3,845	--	3,845
Conversion of note payable to Common Stock	July 31, 2001	5,731	4,075	--	4,075
Conversion of note payable to Common Stock	July 31, 2001	28,902	20,318	--	20,318
Conversion of note payable to Common Stock	July 31, 2001	5,118	3,374	--	3,374
Conversion of note payable to Common Stock	July 31, 2001	22,692	15,437	--	15,437
Conversion of note payable to Common Stock	July 31, 2001	5,773	4,245	--	4,245
Conversion of note payable to Common Stock	July 31, 2001	5,770	4,238	--	4,238
Conversion of note payable to Common Stock	July 31, 2001	22,922	16,056	--	16,056
Conversion of note payable to Common Stock	July 31, 2001	19,599	19,598		19,598
Net (loss)		--	--	(163,540)	(163,540)
Balance at July 31, 2001		3,025,200	936,679	(1,013,936)	(77,257)
Issue of shares for services	August 1, 2001	5,000	5,000	--	5,000
Issue of shares for services	Sept. 1, 2001	5,000	5,000	--	5,000
Issue of shares for services	Oct. 1, 2001	5,000	5,000	--	5,000
Net (loss)		--	--	(99,927)	(99,927)
Balance at October 31, 2001		3,040,200	951,679	(1,113,863)	(162,184)

GUITRON INTERNATIONAL INC.
(A development stage company)

STATEMENT OF STOCKHOLDERS' (DEFICIT)
	Common Stock		Accumulated Deficit During the Development Stage	Total Stockholders'(Deficit)
Date of issue	Shares	Amount

Issue of shares for services	Nov. 1, 2001	150,000	150,000	--	150,000
Issue of shares for services	Nov. 30, 2001	8,000	8,000	--	8,000
Issue of shares for services	Dec. 6, 2001	62,500	62,500	--	62,500
Issue of shares for services	Dec. 31, 2001	8,000	8,000	--	8,000
Conversion of note payable to Common Stock	Dec. 31, 2001	9,460	9,461	--	9,461
Issue of shares for services	Jan. 31, 2002	8,000	8,000	--	8,000
Net (loss)		--	--	(286,690)	(286,690)
Balance at January 31, 2002		3,286,160	1,197,640	(1,400,553)	(202,913)
Issue of shares for services	Feb. 28, 2002	8,000	8,000	--	8,000
Issue of shares for services	March 6, 2002	62,500	62,500	--	62,500
Issue of shares for services	March 31, 2002	8,000	8,000	--	8,000
Issue of shares for services	April 30,2002	8,000	8,000	--	8,000
Net (loss)				(112,858)	(112,858)
Balance at January 31, 2002		3,372,660	1,284,140	(1,513,411)	(229,271)
Issue of shares for services	May 31, 2002	8,000	8,000	--	8,000
Issue of shares for services	June 6, 2002	62,500	62,500	--	62,500
Issue of shares for services	June 30, 2002	8,000	8,000	--	8,000
Issue of shares for services	July 31, 2002	8,000	8,000	--	8,000

Net (loss)		--	--	(115,946)	(115,946)
Balance at July 31, 2002		3,459,160	1,370,640	(1,629,357)	(258,717)

GUITRON INTERNATIONAL INC.
(A development stage company)

STATEMENT OF STOCKHOLDERS' (DEFICIT)
	Common Stock		Accumulated Deficit During the Development Stage	Total Stockholders'(Deficit)
Date of issue	Shares	Amount

Issue of shares for services	Aug. 31, 2002	8,000	8,000	--	8,000
Issue of shares for services	Sept. 4, 2002	34,385	34,385	--	34,385
Issue of shares for services	Sept. 6, 2002	62,500	62,500	--	62,500
Issue of shares for services	Sept. 30, 2002	8,000	8,000	--	8,000
Issue of shares for services	Oct. 31, 2002	8,000	8,000	--	8,000
Net (loss)		--	--	(118,434)	(118,434)

Balance at October 31, 2002		3,580,045	1,491,525	(1,747,791)	(256,266)

GUITRON INTERNATIONAL INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 - INTERIM FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements for the three month periods ending October 31, 2002 and 2001 and December 6, 1999 to October 31, 2002, do not include all disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management of Guitron International Inc. all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation, have been included.

Interim unaudited financial results should be read in conjunction with the audited financial statements included in the Company's Annual Report on Form 10-KSB for the fiscal years ended July 31, 2002 and 2001.

GUITRON INTERNATIONAL INC.

PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

(i) breach of the directors' duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of our Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against our directors and officers in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, WE HAVE BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THIS TYPE OF INDEMNIFICATION IS AGAINST PUBLIC POLICY AND IS, THEREFORE, UNENFORCEABLE.

Corporate Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are not presently subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by Section 203 (we did not make such an election) (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to render or vote stock held by the plan) or, (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. If it should become applicable to us in the future, Section 203 could prohibit or delay a merger, takeover or other change in control of our company and therefore could discourage attempts to acquire us.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a statement of estimated expenses in connection with the issuance and distribution of the securities being registered.

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SEC Registration Fee	$ 1,500
Blue Sky Filing Fees	$ 5,500
Printing and Engraving Expenses	$ 5,000
Legal Fees and Expenses	$15,000
Accounting Fees and Expenses	$10,000
Transfer Agent's Fees and Expenses	$3,000
TOTAL ESTIMATED EXPENSES	$40,000

All such expenses will be borne by us.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On January 3, 2000, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, we issued an aggregate of 2,599,300 shares of our common stock to Michael D.A. Ash (500,000 shares), Ashbyrne 2000 Limited (1,500,000 shares), Frances Katz Levine (299,650 shares) and Scott Rapfogel (299,650 shares). All of the foregoing persons are sophisticated investors, are familiar with our business activities and were given full and complete access to any corporate information requested by them and did in fact review extensive corporate information. The shares issued to Michael D.A. Ash and Ashbyrne 2000 Limited were sold pursuant to a consulting services agreement which gave Ashbyrne Consulting Inc. the right to purchase 2,000,000 shares at par value. The shares issued to Frances Katz Levine and Scott Rapfogel were issued in exchange for legal services which were valued at an aggregate of $127,052.

On March 1, 2001, the Corporation entered into a Consulting Agreement with Remi Chehata whereby in exchange for Mr. Chehata's services to raise funds for the Corporation, Mr. Chehata was to receive 5,000 shares of the Corporation's common stock on a monthly basis. The Consulting Agreement continued through October 31, 2001, and a total of 40,000 shares during that time. On November 1, 2001, the Corporation entered into an Employment Agreement with Mr. Chehata, whereby in exchange for Mr. Chehata's services as the Corporation's Vice President of Corporate Affairs, he was to receive a monthly salary of $8,000 CDN and a signing bonus in the form of 150,000 shares of the Corporation's common stock and, if the Corporation so elected, the Company could issued shares of common stock in lieu of the monthly salary. During the period commencing November 1, 2001, through December 31, 2002, the Corporation elected to issue to Mr. Chehata 112,000 shares in lieu of cash compensation under the aforementioned Employment Agreement. These stock issuances to Mr. Chehata were made pursuant to exemptions provided by Section 4(2) of the Securities Act of 1933 and Regulation D promulgated by the SEC under the Securities Act of 1933. Mr. Chehata, as an officer of Guitron International, is a sophisticated investor, is familiar with our business activities and was given full and complete access to any corporate information requested by him and did in fact review extensive corporate information.

From July 1, 2001 to December 31, 2001, we issued 410,360 shares of common stock in exchange for the cancellation of $370,087.90 of debt held by 42 individuals who reside in Canada. The issuance of such shares was made pursuant to exemptions provided by Section 4(2) of the Securities Act of 1933 and Regulation S promulgated by the SEC under the Securities Act of 1933. All of the foregoing persons are sophisticated investors, are familiar with our business activities and were given full and complete access to any corporate information requested by them and did in fact review extensive corporate information.

No commissions or finders fees were paid in connection with any of the foregoing offerings.

ITEM 27. EXHIBITS
Exhibit No.	Description
2.1(1)(2)(3)	Form of Agreement and Plan of Reorganization among Guitron Corporation, a Canadian corporation, Guitron International Inc., and the shareholders of Guitron Corporation
2.2 (1)	Form of Shareholder's Power of Attorney
2.3(1)	Form of Shareholders Letter of Transmittal and Custody Agreement
3.1(1)	Certificate of Incorporation of Guitron International Inc. filed December 6, 1999
3.2(1)	Certificate of Incorporation of Guitron Corporation filed August 20, 1997
3.3(1)	By-Laws of Guitron International Inc.
4.1(5)	Specimen Common Stock Certificate
4.2(3) (4)	Form of Subscription Agreement
10.1(1)	Executive Agreement dated December 6, 1999 between Guitron International Inc. and Richard Duffy
10.2(1) (3) (4)	Marketing and Consulting Agreement dated September 29, 1999 between Guitron Corporation and Marvin Chankowsky
10.3(1)	Marketing Agreement dated September 1, 1999 between Guitron Corporation and Jean Pilote
10.4(1)	Consulting Agreement dated December 6, 1999 between Guitron International Inc. and Ashbyrne Consultants Inc.
10.5(1)	Form of Escrow Agreement between the Company and Continental Stock Transfer & Trust Company
10.6(1)	Loan Agreement dated as of July 30, 1999 between Guitron Corporation and Productions Polyart International Inc.
10.7(1)	Service Agreement dated January 31, 2000 between Guitron Corporation and Innovative Products Resources Ltd.
10.8(6)	Escrow Agreement dated June 7, 2001 between the Company and Continental Stock Transfer & Trust Company
10.9(8)

Share Purchase and Share Exchange Agreement dated April 24, 2002, between Guitron Corporation, Millennium Capital Venture Holdings, Inc., Bruno Desmarais, Richard Duffy and the shareholders of Guitron Corporation

10.10(8)	Break Up Agreement dated July 2, 2002, between Guitron Corporation, Millennium Capital Venture Holdings, Inc., Bruno Desmarais, Richard Duffy and the shareholders of Guitron Corporation
16.1(7)	Letter from Pinkham & Pinkham, P. C.
21	Subsidiaries - We presently have no subsidiaries. Following the acquisition of Guitron Corporation, it will be a wholly owned subsidiary.
23	Consent of Miller & McCollom, independent certified public accountants

1. Incorporated by reference to the Exhibits filed with the Registrant's Form SB-2 filed with the SEC on May 26, 2000.

2. Incorporated by reference to the Exhibits filed with the Registrant's Amendment No. 1 to Form SB-2 filed with the SEC on June 8, 2000.
3. Incorporated by reference to the Exhibits filed with the Registrant's Amendment No. 2 to Form SB-2 filed with the SEC on December 12, 2000.
4. Incorporated by reference to the Exhibits filed with the Registrant's Amendment No. 3 to Form SB-2 filed with the SEC on April 20, 2001.
5. Incorporated by reference to the Exhibits filed with the Registrant's Amendment No. 4 to Form SB-2 filed with the SEC on June 4, 2001.
6. Incorporated by reference to the Exhibits filed with the Registrant's Post-effective Amendment to Form SB-2 filed with the SEC on June 11, 2001.
7. Incorporated by reference to the Exhibits filed with the Registrant's Amendment No. 1 to Form 8-K dated September 2, 2002, filed with the SEC on October 9, 2002
8. Incorporated by reference to the Exhibits filed with the Registrant's Form 10-KSB for the fiscal year ended July 31, 2002, filed with the SEC on February 7, 2003.

ITEM 28. UNDERTAKINGS.

(a) Rule 415 Offering.

The undersigned issuer hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

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(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Indemnification

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such court.

(c) Rule 430 A

The undersigned issuer will:

(1) For determining any liability under the Securities Act, treat the information in the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus file by the small business issuer under rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as at the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on this Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Montreal, Canada on February 21, 2003.

GUITRON INTERNATIONAL INC.

By:/s/ Paul Okulov
Paul Okulov, President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form SB-2 has been signed by the following persons in their respective capacities with Guitron International Inc. and on the dates indicated.
Signature	Title	Date
/s/ Paul Okulov Paul Okulov	President and Director (Principal Executive Officer)	February 21, 2003
/s/ Jacqueline R. Danforth Jacqueline R. Danforth	Secretary, Treasurer and Director (Principal Financial Officer)	February 21, 2003
/s/ W. Scott Lawler W. Scott Lawler	Director	February 21, 2003

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